Exhibit 10.5

LOAN AGREEMENT

Dated as of October 27, 2017
Among
EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO,
collectively, as Borrower
and
COLUMN FINANCIAL, INC.
and
CITI REAL ESTATE FUNDING INC.,
collectively, as Lender

TABLE OF CONTENTS
Page
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION    1
Section 1.1. Definitions.1
Section 1.2. Principles of Construction.37
II.GENERAL TERMS    37
Section 2.1. Loan Commitment; Disbursement to Borrower.37
Section 2.2. Interest Rate.38
Section 2.3. Loan Payment.38
Section 2.4. Prepayments.39
Section 2.5. Release of Property.40
Section 2.6. Cash Management.49
Section 2.7. Withholding Taxes; Gross Up.52
III.INTENTIONALLY OMITTED    52
IV.REPRESENTATIONS AND WARRANTIES    52
Section 4.1. Borrower Representations.52
Section 4.2. Survival of Representations.64
V.BORROWER COVENANTS    64
Section 5.1. Affirmative Covenants.64
Section 5.2. Negative Covenants.78
VI.INSURANCE; CASUALTY; CONDEMNATION    84
Section 6.1. Insurance.84

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Section 6.2. Casualty.89
Section 6.3. Condemnation.89
Section 6.4. Restoration.90
VII.RESERVE FUNDS    95
Section 7.1. Intentionally Omitted.95
Section 7.2. Tax and Insurance Reserve Funds.95
Section 7.3. Replacement Reserve Funds.96
Section 7.4. Rollover Reserve Funds.100
Section 7.5. Unfunded Obligations Account.101
Section 7.6. Excess Cash Flow Reserve Funds.102
Section 7.7. Reserve Funds, Generally.102
Section 7.8. Letters of Credit.104
VIII.DEFAULTS    106
Section 8.1. Event of Default.106
Section 8.2. Remedies.109
Section 8.3. Remedies Cumulative; Waivers.111
IX.SPECIAL PROVISIONS    111
Section 9.1. Securitization.111
Section 9.2. Securitization Indemnification.118
Section 9.3. Increased Costs Due to Capital and Liquidity Requirements.122
Section 9.4. Exculpation.122
Section 9.5. Matters Concerning Manager.124

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Section 9.6. Servicer.125
X.MISCELLANEOUS    125
Section 10.1. Survival.125
Section 10.2. Lender’s Discretion.126
Section 10.3. Governing Law.126
Section 10.4. Modification, Waiver in Writing.127
Section 10.5. Delay Not a Waiver.128
Section 10.6. Notices.128
Section 10.7. Trial by Jury.129
Section 10.8. Headings.129
Section 10.9. Severability.129
Section 10.10. Preferences.129
Section 10.11. Waiver of Notice.130
Section 10.12. Remedies of Borrower.130
Section 10.13. Expenses; Indemnity.130
Section 10.14. Schedules Incorporated.132
Section 10.15. Offsets, Counterclaims and Defenses.132
Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries.132
Section 10.17. Publicity.132
Section 10.18. Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.133
Section 10.19. Waiver of Counterclaim.133
Section 10.20. Conflict; Construction of Documents; Reliance.133

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Section 10.21. Brokers and Financial Advisors.134
Section 10.22. Prior Agreements.134
Section 10.23. Joint and Several Liability.134
Section 10.24. Counterparts.134
Section 10.25. Cumulative Rights.134
Section 10.26. Reliance on Third Parties.135
Section 10.27. Consent of Holder.135
Section 10.28. Certain Additional Rights of Lender (VCOC).135
Section 10.29. EU Bail-in Requirements.135
Section 10.30. Contributions and Waivers.136
Section 10.31. Co-Lenders.139

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SCHEDULES
Schedule I     – Borrower
Schedule II     – Rent Roll
Schedule III     – Organizational Structure
Schedule IV     – Approved Managers
Schedule V     – Properties
Schedule VI     – Reserved
Schedule VII     – Allocated Loan Amounts
Schedule VIII     – Reserved
Schedule IX     – Unfunded Obligations
Schedule X     – Collective Bargaining Agreements
Schedule XI     – Property Condition Reports and Environmental Reports
Schedule XII     – Required Repairs Deadlines for Completion
Schedule XIII     – O&M Programs
Schedule XIV     – Notes
Schedule XV     – Ratable Shares
Schedule XVI    – Subleases

EXHIBITS

Exhibit A – Form of Tenant Direction Letter
Exhibit B – Planned Development Site at 1902 West Sample Street, South Bend, Indiana

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of October 27, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among COLUMN FINANCIAL, INC., a Delaware corporation (“Column”), having its principal place of business at Eleven Madison Avenue, New York, New York 10010, CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 390 Greenwich Street, 7th Floor, New York, New York 10013 (“Citi”, together with Column and their respective successors and/or assigns, each a “Co-Lender” and, collectively, “Lender”), and EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO, having its principal place of business at c/o Global Net Lease, Inc., 405 Park Avenue, New York, New York 10022 (each, an “Individual Borrower” and collectively, “Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

USActive 37398621.2

I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.     Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Accrual Period” shall mean (a) for the first (1st) accrual period hereunder, (i) if the Closing Date occurs on or before the fifth (5th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the calendar month in which the Closing Date occurs and (ii) if the Closing Date occurs on or after the sixth (6th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the fifth (5th) day of the following calendar month and (b) for each accrual period thereafter commencing November, 2017, the period commencing on the sixth (6th) day of each calendar month and ending on (and including) the fifth (5th) day of the following calendar month. Each Accrual Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Accrual Period.
“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, the Rating Agencies.
“Advisor Party” shall mean Global Net Lease Advisors, LLC, a Delaware limited liability company, or any any direct or indirect owner of Global Net Lease Advisors, LLC.
“Affiliate” shall mean, as to any Person, (i) any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or (ii) is a director or officer of such Person or of an Affiliate of such Person under clause (i).
“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Allocated Loan Amount” shall mean, (i) for an Individual Property, the amount set forth on Schedule VII attached hereto, and (ii) with respect to any Substitute Property added in connection with a Property Substitution pursuant to Section 2.5.3, the allocated loan amount of the related Replaced Property.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean an amount equal to ten percent (10%) of the Allocated Loan Amount of the applicable Individual Property but not to exceed five percent (5%) of the outstanding principal balance of the Loan at any one time.

“Annual Budget” shall mean the operating budget, including all anticipated Operating Expenses and planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 5.1.11(e) hereof for the applicable Fiscal Year or other period.
“Applicable Contribution” shall have the meaning set forth in Section 10.30(f).
“Applicable Taxes” shall have the meaning set forth in Section 2.7 hereof.
“Appraisal” shall mean, with respect to each Individual Property, an as-is appraisal of such Property ordered by Lender that is prepared by a member of the Appraisal Institute selected by Lender in its reasonable discretion, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.
“Approved Bank” shall mean (a) a bank or other financial institution which has a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than thirty days (30) or if the term of such Letter of Credit is in excess of thirty (30) days, a rating of not less than “A+” (or its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation, (b) if a Securitization has not occurred, a bank or other financial institution acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Assignment of Leases” shall mean, individually and/or collectively as the context may require, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean, collectively, (a) that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, between Lender and Borrower and consented to by CBRE of Virginia, Inc., and (b) that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, between Lender and Borrower and consented to by Global Net Lease Properties, LLC, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state or local bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state or local bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or (f) to take action in furtherance of any of the foregoing.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.
“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
“Benefit Amount” shall have the meaning set forth in Section 10.30(d).
“BI/Rent Loss Proceeds” shall have the meaning set forth in Section 6.4(g) hereof.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns and any new Person that meets the requirements set forth in Section 2.5.3 hereof as a “Borrower” hereunder in connection with a Property Substitution.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Accounts or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures in the nature of capital expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Property and any Capital Expenditures as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower, less any payments into the Tax and Insurance Reserve Account.
“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.
“Cash Management Agreement” shall mean that certain Account Control Agreement (Cash Management Account), dated as of the date hereof, by and among Borrower, Manager, Cash Management Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean (a) as of the Closing Date, KeyBank, National Association, provided that it remains an Eligible Institution, or (b) any successor Eligible Institution reasonably selected by Lender (it being understood that, with respect to any such successor, Lender agrees to first select and use commercially reasonable efforts to engage Wells Fargo Bank, National Association as such successor Cash Management Bank).
“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower, Guarantor or Manager; (c) a Debt Yield Trigger Event, or (d) a Portfolio Tenant Event.
“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Manager causes the dismissal or discharge of the same within ninety (90) days after the filing of such Bankruptcy Action or Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement, or (d) if the Cash Sweep Event is caused solely by a Portfolio Tenant Event, at such time as the Tenants that have “gone dark” in, or ceased to operate in their respective spaces, constitute not more than thirty percent (30%) of the gross leasable area of the Properties; provided, however, that, with respect to any Cash Sweep Event Cure, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.
“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (e) any other reason for which the prior written consent of Lender shall have been obtained.

“CBA Multiemployer Plan” shall mean multi-employer pension and welfare plans to which an employer is obligated to contribute pursuant to the terms of the collective bargaining agreement set forth on Schedule X attached hereto.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a governmental authority’s assessment thereof shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Contribution” shall have the meaning set forth in Section 10.30(a) hereof.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.
“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(d) hereof.
“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.
“DBRS” shall mean DBRS, Inc., and its successors-in-interest.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Notes.
“Debt Yield” shall mean a ratio on the applicable date of determination for the trailing twelve (12) month period in which:
(a)    the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, with Net Operating Income being calculated using annualized monthly base rents as determined pursuant to clause (a) of the definition of “Gross Income from

Operations” and as set forth in the rent rolls last delivered to Lender in accordance with the terms of this Agreement for the calendar month immediately following the date of determination for the applicable period multiplied by twelve (12), without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Accounts, less management fees for the Properties equal to the greater of (1) three percent (3%) of Gross Income From Operations and (2) the actual management fees incurred; and
(b)    the denominator is the outstanding principal balance of the Loan.
“Debt Yield Cure” shall mean (i) the achievement of a Debt Yield equal to or greater than eight and two-tenths of one percent (8.20%), as reasonably determined by Lender, or (ii) Borrower prepays a portion of the Loan in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof or otherwise prepays the Loan in accordance with Section 2.4.1 hereof (including, if applicable, the payment of the Yield Maintenance Premium prior to the Open Prepayment Date), the effect of which is that had the reduced aggregate principal balance of the Loan been in effect, the Debt Yield based solely on the remaining Properties (and disregarding any Individual Property or Properties released in accordance with the terms and conditions of Section 2.5.2 hereof) would have been in excess of eight and two-tenths of one percent (8.20%).
“Debt Yield Trigger Event” shall mean a Debt Yield of less than eight and two-tenths of one percent (8.20%) on any date of determination, as reasonably determined by Lender.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.
“Disclosure Document” shall mean, collectively, any written materials used or provided to Lender, any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other similar offering documents, marketing materials or written information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.
“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Prepayment Treasury Rate when compounded semi-annually.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which complies with the definition of Eligible Institution and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable, and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A2” by Moody’s, (B) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (C) “A1” by Moody’s; provided, however, for purposes of Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement, if any, or (b) KeyBank, National Association in its capacity as a party to the Cash Management Agreement for so long as KeyBank, National Association is not downgraded from the long term unsecured debt obligations and short term unsecured debt obligations ratings assigned to KeyBank, National Association by the Rating Agencies as of the Closing Date.
“Embargoed Person” shall mean any Person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated

Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (including, without limitation, Executive Order 13224 issued on September 24, 1001 (“EO 13224”)).
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Law” shall have the meaning set forth in the Environmental Indemnity.
“Environmental Reports” shall mean each environmental site assessment report delivered to Lender in connection with the closing of the Loan, satisfactory in form and substance to Lender.
“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower, and which (i) is used at or in connection with the Improvements or such Individual Property or (ii) is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of Borrower’s or Guarantor’s controlled group, or under common control with Borrower or Guarantor, within the meaning of Section 414 of the Code.
“ERISA Event” shall mean, with respect to Borrower, Guarantor, any ERISA Affiliate thereof or the Properties, (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower, the Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in liability under Section 4063 or 4064 of ERISA; (e) the withdrawal by the Borrower, the Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the

Borrower, the Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower, the Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash Flow” shall have the meaning set forth in Section 2.6.2(b)(viii) hereof.
“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.
“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.
“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.
“FedEx Ground Package System Lease” shall mean that certain Lease, dated as of October 27, 2015, between FedEx Ground Package System, Inc., as tenant and ARG FEMRGWV001, LLC, as landlord, as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified from time to time to the extent permitted by this Agreement.
“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Foreign Benefit Arrangement” shall mean any agreement, contract, program, undertaking, understanding or other arrangement that, if in the form of a plan or a fund, would be a Foreign Plan.
“Foreign Plan” shall mean any plan or fund (including, without limitation, any superannuation fund) established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower, Guarantor or one or more of their respective subsidiaries primarily for the benefit of employees of the Borrower, Guarantor or such subsidiaries residing outside the United States, which plan or fund provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Funding Borrower” shall have the meaning set forth in Section 10.30(c).
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Income from Operations” shall mean, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP (but without straight-lining of rents), derived from the ownership and operation of the Properties, in the aggregate, from whatever source during such period, including, but not limited to, (a) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit (including up to a maximum consecutive period of one (1) month of free rent for each year of the related Lease term), (b) utility charges, (c) escalations, (d) forfeited security deposits, (e) interest on credit accounts, (f) service fees or charges, (g) license fees, (h) parking fees, (i) rent concessions or credits, (j) income from vending machines, (k) business interruption or other loss of income or rental insurance proceeds, (l) other required pass-throughs and (m) interest on Reserve Accounts, if any, but excluding (i) Rents from month-to-month Tenants, (ii) Rents from any Tenant during a free-rent period for such Tenant (except to the extent expressly included as set forth in (a) above), (iii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iv) refunds and uncollectible accounts, (v) sales of furniture, fixtures and equipment, (vi) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vii) Condemnation Proceeds, (viii) unforfeited security deposits, (ix) utility and other similar deposits, and (x) any disbursements to Borrower from the Reserve Accounts, if any. Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in the Properties or any part thereof.
“Guarantor” shall mean Global Net Lease Operating Partnership, L.P., a Delaware limited partnership, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.
“Guarantor Financial Covenants” shall mean the financial covenants of Guarantor contained in Section 1.12 of the Guaranty.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
“Improvements” shall have the meaning set forth in the granting clause of the related Security Instrument with respect to each Individual Property.
“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations secured by any Liens, whether or not the obligations have been assumed and (h) obligations under PACE Loans.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Parties” shall mean each Co-Lender, any Affiliate of Co-Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of a Co-Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Security Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, any Person who may hold or acquire or will have held a full or partial direct interest in the Loan secured hereby (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial direct interest in the Loan secured hereby for the benefit of third parties but excluding the holders of participation interests) as well as the respective directors, officers, shareholders, partners, employees, agents, representatives involved in the origination of the Loan, contractors involved in the origination of the Loan, affiliates, subsidiaries, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires a full or partial interest in the Loan but excluding the holders of participation interests, whether during the term of the Loan or as a part of a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnifying Person” shall mean each of Borrower and Guarantor as set forth in Section 9.2(b).
“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.
“Independent Accountant” shall mean (i) any “Big Four” accounting firm which is Independent, (ii) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (iii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.
“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company,

Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(a)    a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than serving as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(b)    a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls (whether directly, indirectly or otherwise) any of the Persons set forth in clauses (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies clause (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.
“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns, and together with the addition of any new Person that meets the requirements set forth in Section 2.5.3 hereof as an “Individual Borrower” hereunder in connection with a Property Substitution.
“Individual Property” shall mean each parcel of real property set forth on Schedule V attached hereto, the Improvements thereon and all personal property owned by an Individual Borrower and encumbered by the applicable Security Instruments, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting

Clauses of each Security Instrument and referred to therein as the “Property”, and together with the addition of any Substitute Property that meets the requirements set forth in Section 2.5.3 hereof in connection with a Property Substitution.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Duane Morris LLP in connection with the Loan.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Interest Rate” shall mean a rate of 4.369% per annum.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of an Individual Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Sweep Event” shall mean the occurrence of any of the following: (a) two (2) or more Tenants “go dark” in or cease to occupy their respective demised premises as of any date of determination, (b) any Tenant gives written notice of its election to either terminate or not renew its Lease or any Tenant fails to renew its Lease during its renewal notice period, provided that a Lease Sweep Event shall not be deemed to occur under this clause (b) until the last day on which such Tenant has a right to notify Borrower of such Tenant’s election to renew its Lease regardless of when Tenant may have notified Borrower that such Tenant is not renewing or does not intend to renew its Lease, and/or (c) any Bankruptcy Action of any Tenant.
“Lease Sweep Event Cure” shall mean (a) if the Lease Sweep Event is caused solely by the occurrence of two (2) or more Tenants “going dark” in or ceasing to occupy their respective demised premises, if (i) one (1) or more of such Tenants are no longer “dark” and such Tenants have reoccupied their respective Individual Properties or a replacement tenant reasonably acceptable to Lender (it being agreed that a Tenant having a lower investment grade rating shall not in and of itself cause such Tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender) has occupied the applicable demised premises in accordance with a Lease reasonably acceptable to Lender and (ii) no more than (1) Tenant remains dark in or no longer occupies its respective demised premises, (b) if the Lease Sweep Event is caused solely by the occurrence of an event described in clause (b) of the definition thereof, such Tenant renews its respective Lease on terms and conditions reasonably acceptable to Lender or a replacement Tenant reasonably acceptable to Lender (it being agreed that a Tenant having a lower investment grade rating shall not in and of itself cause such Tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender) has executed a new Lease on terms and conditions reasonably acceptable to Lender, or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of a Tenant, if Tenant causes the dismissal or discharge of such Bankruptcy Action or a replacement Tenant reasonably acceptable to Lender (it being agreed that a Tenant having a lower investment grade rating shall not in and of itself cause such Tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender) has executed a new Lease on terms and conditions reasonably acceptable to Lender.
“Lease Sweep Period” shall mean each period commencing on the occurrence of a Lease Sweep Event and continuing until the earlier of (a) the related Lease Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
“Lease Termination Payments” shall have the meaning set forth in Section 7.4.1 hereof.
“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Lender Indemnitees” shall have the meaning set forth in Section 10.13(b) hereof.
“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Properties or any other property pledged to secure the Notes, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within ten (10) days prior to the expiration date of said Letter of Credit. Borrower’s delivery of any Letter of Credit hereunder shall, at Lender’s option, be conditioned upon Lender’s receipt of an Additional Insolvency Opinion relating to such Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, on or affecting any Individual Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances on such Individual Property.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Instruments, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, and all other documents executed and/or delivered in connection with the Loan.
“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Loan and the denominator is equal to the fair market value of the Properties (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.
“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.
“Lockbox Agreement” shall mean that certain Lockbox - Deposit Account Control Agreement, dated the date hereof, among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockbox Bank” shall mean KeyBank, National Association, or another Eligible Institution selected by Borrower, subject to Lender’s prior reasonable written consent.
“Major Lease” shall mean any Lease (a) which, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, demises or is expected to demise in excess of 100,000 rentable square feet at the Properties, (b)

pursuant to which a single tenant leases one hundred percent (100%) of the leasable space at an Individual Property, (c) contains an option or preferential right to purchase all or any portion of an Individual Property, (d) is with an Affiliate of any Individual Borrower as Tenant, or is not the result of arm’s-length negotiations, or (e) entered into during the continuance of an Event of Default.
“Management Agreement” shall mean, individually or collectively as the context may require, (a) that certain Property Management Agreement, dated as of May 12, 2014, entered into by and between ARC GSIFLMN001, LLC, a Delaware limited liability company, and CBRE of Virginia, Inc., and (b) that certain Property Management and Leasing Agreement, dated as of the date hereof, between each Individual Borrower (other than ARC GSIFLMN001, LLC) and Global Net Lease Properties, LLC, pursuant to which Manager is to provide management and other services with respect to one or more individual Properties or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing the Properties in accordance with the terms and provisions of this Agreement, as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“Manager” shall mean individually or collectively as the context may require (a) CBRE of Virginia, Inc., a Virginia corporation, and (b) Global Net Lease Properties, LLC, a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement.
“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, assets, or condition (financial or otherwise) of Borrower, Guarantor, or any Individual Property, (ii) the ability of Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document against any Individual Property or (iv) the value, use or operation of any Individual Property.
“Maturity Date” shall mean November 6, 2027, or such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.
“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.
“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.
“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that has two or more contributing sponsors, as defined in Section 4001(a)(13) of ERISA, at least two of which are not under common control, as determined pursuant to Section 4001(a)(14)(B) of ERISA and (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate, or (b) was so maintained, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Flow” shall mean, with respect to the Properties for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.3 hereof.
“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.3 hereof.
“Note” or “Notes” shall mean, individually and/or collectively as the context requires, each promissory note set forth on Schedule XIV attached hereto, in the principal amount set forth on Schedule XIV attached hereto, made by Borrower in favor of a Co-Lender, as the same may have been or may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.
“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“O&M Program” shall mean each operations and maintenance program set forth on Schedule XIII attached hereto, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt, Borrower’s obligation to perform its obligations under the Notes, this Agreement and the other Loan Documents.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner, manager or managing member of Borrower, as applicable.
“Open Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.
“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization, Debt Service, Capital Expenditures, and contributions to the Reserve Accounts.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.
“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Individual Property.
“Participant Register” shall have the meaning set forth in Section 9.1.4(b) hereof.
“Participation” shall have the meaning set forth in Section 9.1.4(a) hereof.
“Payment Date” shall mean the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date one time.
“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.
“Permitted Encumbrances” shall mean, with respect to each Individual Property, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (other than Liens securing a PACE Loan), and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates) and the U.S. Department of Housing and Urban Development (local authority bonds); provided, however, that the investments described in this clause (a) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (i) if rated by S&P, must not have any qualifier affixed to their rating, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (iii) must not be subject to liquidation prior to their maturity and (iv) must have maturities of not more than 365 days;
(b)    Federal Housing Administration debentures having maturities of not more than 365 days;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations) and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (c) (i) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have any qualifier affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (iv) must not be subject to liquidation prior to their maturity and (v) must have maturities of not more than 365 days;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) (and if the term is between one and three months rated at least A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies; provided, however, that the investments described in this clause (d) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (i) if rated by S&P, must not have any qualifier affixed to their rating, (ii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (iii) must not be subject to liquidation prior to their maturity and (iv) must have maturities of not more than 365 days;
(e)    intentionally omitted;
(f)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause (f) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have any qualifier affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) such investments must not be subject to liquidation prior to their maturity;
(g)    commercial paper (including both non -interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating (and if the term is between one and three months rated at least A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies; provided, however, that the investments described in this clause (g) (i) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have any qualifier affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) such investments must not be subject to liquidation prior to their maturity;

(h)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
(i)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Pledge” shall mean a pledge of the direct and/or indirect interests in Guarantor provided that  such pledge is made to secure a parent-level (i.e., a direct or indirect owner of Borrower which has substantial assets other than its interest in the Property) credit facility the repayment of which is  not tied specifically to the cash flow of the Property.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of each Security Instrument.
“Physical Condition Reports” shall mean each property condition report delivered in connection with the closing of the Loan, satisfactory in form and substance to Lender.
“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.
“PNC Lease” shall mean that certain Master Lease Agreement, dated as of July 30, 2014, between PNC Bank, National Association, as tenant and ARC PNSCRPA001, LLC, as landlord, as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified from time to time to the extent permitted by this Agreement.

“Policies” or “Policy” shall have the meaning specified in Section 6.1(b) hereof.
“Portfolio Tenant Event” shall mean that Tenants have “gone dark” in, or ceased to operate in, more than forty percent (40%) of the gross leasable area of the Properties as of any date of determination.
“Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.
“Prepayment Treasury Rate” shall mean the Treasury Rate for the week ending prior to the Prepayment Date for U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Prepayment Date.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
“Property” or “Properties” shall mean, collectively, each and every Individual Property and each Substitute Property hereafter acquired which is subject to the terms of this Agreement, to the extent the same is encumbered by one or more Security Instrument and has not been released therefrom pursuant to the terms hereof.
“Provided Information” shall mean any and all financial and other written information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Guarantor and/or Manager.
“Qualified Manager” shall mean either (a) Manager; or (b) any reputable and experienced New York City recognized or nationally-recognized property management organization (which may be an Affiliate of Borrower) that satisfies the following criteria: (i) possesses at least five (5) years’ experience managing properties similar in size, class, use and operation as the Properties, (ii) manages at least 5,000,000 square feet of rentable space for properties similar in size, class, use and operation as the Properties and (iii) has not been a party to a Bankruptcy Action or taken advantage of any law under the Bankruptcy Code for the benefit of debtors within the seven (7) years prior to the date of determination; or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, or otherwise reasonably approved by Lender; or (d) any of those certain property management organizations set forth on Schedule IV attached hereto, provided that, with respect to clauses (b) and (c) only, if required by Lender after a Securitization, Borrower shall have obtained (i) a Rating Agency Confirmation from the Rating Agencies with respect to such Manager and its management of the Property and (ii) such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Qualified Transferee” shall mean a Special Purpose Entity which (A) has not been the subject of a Bankruptcy Action in the previous seven (7) years, (B) has not been, and is not Controlled by any party which has ever been, convicted of a capital offense or fraud, embezzlement or other financial crime felony, and (C) has never been, and is not affiliated with any person which has been, indicted or convicted for a Patriot Act offense, is not on any anti‑terrorism list and otherwise satisfies Agent’s and each Lender’s then customary “know your customer” internal policies and procedures and (D) is wholly owned and Controlled by:
(a)    a pension fund, pension trust or pension account that (i) has total real estate assets of at least $400,000,000 and (ii) is managed by a Person who controls at least $800,000,000 of real estate assets and owns at least twenty (20) industrial and/or office properties totaling at least 5,000,000 square feet of gross leasable area, exclusive of the Property; or
(b)    a pension fund advisor who (ii) immediately prior to such transfer, controls at least $800,000,000 of real estate assets and owns at least twenty (20) industrial and/or office properties totaling at least 5,000,000 square feet of gross leasable area, exclusive of the Property, and (iii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition; or
(c)    an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, as of a date no more than six (6) months prior to the date of the transfer, of at least $400,000,000 and (ii) who, immediately prior to such transfer, controls real estate assets of at least $800,000,000 and owns twenty (20) industrial and/or office properties totaling at least 5,000,000 square feet of gross leasable area, exclusive of the Property; or
(d)    a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $400,000,000 and (ii) who, immediately prior to such transfer, controls real estate assets of at least $800,000,000 and owns at least twenty (20) industrial and/or office properties totaling at least 5,000,000 square feet of gross leasable area, exclusive of the Property; or
(e)    any Person (i) with a long term unsecured debt rating from the Rating Agencies of at least Investment Grade or (ii) who (A) owns or operates at least twelve (12) properties of a type, quality and similar size to the Property, (B) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $400,000,000 and (C) immediately prior to such transfer, controls real estate assets of at least $800,000,000 and owns at least twenty (20) industrial and/or office properties totaling at least 5,000,000 square feet of gross leasable area, exclusive of the Property.
“Radius” shall have the meaning set forth in Section 6.1(c) hereof.

“Ratable Share” shall mean, with respect to each Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule XV attached hereto and made a part hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS and Morningstar or any other nationally-recognized statistical rating agency which, (a) prior to a Securitization, has been designated by Lender to assign a rating to the Securities or (b) following a Securitization, has assigned a rating to the Securities.
“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.
“Re-Dating” shall have the meaning set forth in Section 9.1.5 hereof.
“Register” shall have the meaning set forth in Section 9.1.1(c) hereof.
“Regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Regulation S-K” shall mean Regulation S-K under the Securities Act and the Exchange Act,, as such Regulation may be amended from time-to-time.
“Regulation S-X” shall mean Regulation S-X under the Securities Act and the Exchange Act, as such Regulation may be amended from time-to-time.
“Reimbursement Contribution” shall have the meaning set forth in Section 10.30(c).
“REIT” shall mean Global Net Lease, Inc., a Maryland corporation.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Properties.
“Release Amount” shall mean, in connection with a release pursuant to Section 2.5.2 hereof of any Individual Property, the following amount: (a) until such time as the outstanding principal balance of the Loan is reduced to $168,300,000.00, (i) one hundred ten percent (110%) of the Allocated Loan Amount of each such Individual Property being released in connection with an arm’s-length transaction with an unrelated third party, and (ii) one hundred twenty percent (120%) of the Allocated Loan Amount of each such Individual Property being released in connection with a transfer to an Affiliate of Borrower or if after such release such Released Property will remain owned by the applicable Individual Borrower, and (b) after the outstanding principal balance of the Loan has been reduced below $168,300,000.00, (i) one hundred fifteen percent (115%) of the Allocated Loan Amount of each such Individual Property being released in connection with an arm’s-length transaction with an unrelated third party, and (ii) one hundred twenty-five percent (125%) of the Allocated Loan Amount of each such Individual Property being released in connection with a transfer to an Affiliate of Borrower or if after such release such Released Property will remain owned by the applicable Individual Borrower. Notwithstanding the foregoing, in the event the Individual Property being released is vacant, the Release Amount for such Individual Property shall be one hundred percent (100%) of the Allocated Loan Amount of such Individual Property. For the avoidance of doubt, if any Individual Property is being released and the payment of the Release Amount in connection with such release will reduce the outstanding principal balance of the Loan below $168,300,000.00, the portion of the Release Amount that will reduce the outstanding principal balance of the Loan to $168,300,000.00 shall be calculated in accordance with clause (a) above and the remainder of the Release Amount that reduces the outstanding principal balance of the Loan below $168,300,000.00 shall be calculated in accordance with clause (b) above.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.
“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Properties, and proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be subject to Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and, following a Securitization, a Rating Agency Confirmation with respect to such Manager and its management of the Properties from the applicable Rating Agencies; and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender on the Closing Date (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Reserve Accounts ” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rollover Reserve Account, the Unfunded Obligations Reserve Account, the Excess Cash Flow Reserve Account and any other escrow fund established pursuant to the Loan Documents.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Unfunded Obligations Funds and the Excess Cash Flow Reserve Funds.
“Resolution Authority” shall mean anybody which has authority to exercise any Write-down and Conversion Powers.
“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean, collectively (a) Borrower, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member (including any managing member), non-member manager or direct or indirect legal or beneficial owner of Borrower, Guarantor, any Affiliated Manager or any non-member manager of Borrower, Guarantor or any Affiliated Manager, provided, that, so long as Global Net Lease Special Limited Partner, LLC, a Delaware limited liability company, owns less than 5% of the direct or indirect ownership interests in Guarantor, no Advisor Party shall be a Restricted Party.
“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, including, without limitation, any merger or consolidation of Guarantor.
“Satisfactory Search Results” shall mean the results of Lender’s customary “know your customer”, credit history check (but only where such transferee is an individual that, after giving effect to such transfer or conveyance, owns ten percent (10%) or greater of the direct or indirect interest in Borrower), OFAC, PATRIOT Act, anti-money laundering and other similar searches with respect to the applicable transferee and its applicable affiliates that Control the applicable transferee and/or have a ten percent (10%) or greater direct or indirect interest in Borrower, in each case, confirming that the applicable transferee is not an Embargoed Person and otherwise yielding results which are otherwise acceptable to Lender in its reasonable discretion.
“Securities” shall have the meaning set forth in Section 9.1(a) hereof.
“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.
“Security Instrument” shall mean, individually and/or collectively as the context may require, with respect to each Individual Property, that certain first priority mortgage or deed of trust, as applicable, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 9.6 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.
“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that is not a Multiple Employer Plan and (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate, or (b) was so maintained, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements unless it has received prior consent (not to be unreasonably withheld, delayed or conditioned) to do otherwise from Lender or a permitted agent thereof, and, while the Loan is securitized, a Rating Agency Confirmation from each of the Rating Agencies and an Additional Insolvency Opinion, in each case:
(a)    is and shall be organized solely for the purpose of in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(b)    shall not engage in any business unrelated to the acquisition, development, ownership, management or operation of the related Individual Property;
(c)    shall not own any real property other than, in the case of each Individual Borrower, the related Individual Property;
(d)    shall not have and at no time had any assets other than in the case of Borrower, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual Property;
(e)    has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, or (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;
(f)    shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;
(g)    if such entity is a limited partnership, shall have at least one (1) general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (i) is a corporation or single-member Delaware limited liability company, (ii) has two (2) Independent Directors, and (iii) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);
(h)    if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Bankruptcy Action either with respect to itself;
(i)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has as of the date hereof and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single‑member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;
(j)    if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has as of the date hereof and shall have at least two (2) Independent Directors serving as managers of such company, (iii) shall not take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors and shall not cause or permit the members or managers of such entity to take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (iv) has and shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(k)    shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provides that such entity shall not) (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets except as expressly permitted under the Loan Documents; (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors, take any Bankruptcy Action;
(l)    intends at all times to be solvent and has paid and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(m)    shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;
(n)    (i) shall maintain its bank accounts, books of account, books and records separate from those of any other Person; provided, however, each Individual Borrower’s assets may be included in a consolidated financial statement of its Affiliates if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Individual Borrower and such Affiliates and, except with respect to its co-borrowers hereunder, that such Individual Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on each Individual Borrower’s own separate balance sheet, and (ii) to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that such Individual Borrower (x) is required by law to file consolidated tax returns or (y) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
(o)    has maintained and shall maintain its own records, books, resolutions and agreements;
(p)    except as contemplated by the Loan Documents with respect to its co-borrowers, shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;
(q)    shall hold its assets in its own name;
(r)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(s)    (i) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (iii) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates; provided, however, that the Special Purpose Entity’s assets may be included in a consolidated financial statement of its Affiliate provided that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
(t)    except as contemplated by the Loan Documents with respect to its co-borrowers, shall pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(u)    shall do all things necessary to observe all partnership, corporate or limited liability company formalities, as applicable;
(v)    shall not incur any Indebtedness other than (i) acquisition financing with respect to the Properties; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Properties (including the Loan) and revolving and term credit facilities; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, all of which have been repaid in full, (ii) unsecured trade payables and operational debt not evidenced by a note and not outstanding for more than sixty (60) days incurred in the ordinary course of business in an amount not to exceed two percent (2%) of the initial principal amount of the Loan, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the related Individual Property;
(w)    shall not incur any Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the related Individual Property and the routine administration of related Individual Borrower, in amounts not to exceed two percent (2%) of the principal amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are expressly permitted pursuant to this Agreement;
(x)    except as required by this Agreement or the other Loan Documents, has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets or any direct or indirect interest in or rights to distributions from Borrower to secure the obligations of any other Person;
(y)    shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(z)    shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
(aa)    shall maintain and use, to the extent reasonably necessary for the operation of its business, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated in writing as being the Special Purpose Entity’s agent;
(bb)    shall not pledge its assets or any direct or indirect interest in or rights to distributions from Borrower to secure the obligations of any other Person other than with respect to loans secured by the related Individual Property and no such pledge remains outstanding except to Lender to secure the Loan;
(cc)    shall hold itself out and identify itself as a separate and distinct entity (recognizing that any Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law) under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,
(dd)    shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(ee)    shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(ff)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
(gg)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except for this Loan, the loan being repaid as of the date hereof and in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
(hh)    except as expressly provided in this Agreement or in the other Loan Documents, has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(ii)    intentionally omitted;
(jj)    has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;
(kk)    has not formed, acquired or held and shall not form, acquire or hold any subsidiary;
(ll)    has complied and shall comply in all material respects with all of the terms and provisions contained in its organizational documents.
(mm)    shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true;
(nn)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;
(oo)    is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;
(pp)    has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;
(qq)    is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;
(rr)    has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances; and
(ss)    has no material contingent or actual obligations not related to the Properties.
“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.
“Substitute Property” shall mean each real property added as collateral for the Loan in connection with a Property Substitution pursuant to Section 2.5.3.
“Substitute Property Unfunded Obligations” shall mean, with respect to any Lease relating to Substitute Property, collectively, (a) any free rent that is outstanding, (b) any tenant improvements, tenant allowances and leasing commissions that are outstanding and (c) any other obligations under such Leases that are outstanding.

“Survey” shall mean an ALTA survey of the Individual Property in question prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.
“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
“Tenant” shall mean the lessee of all or a portion of an Individual Property under a Lease.
“Tenant Direction Letter” shall mean a notice, substantially in the form of Exhibit A attached hereto (or such other form as Borrower may proffer which is reasonably acceptable to Lender), to all tenants now or hereafter occupying space at each Individual Property directing them to pay all Rents and all other sums due under the Lease to which they are a party directly into the applicable Lockbox Account.
“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Properties is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Security Instruments encumbering such Individual Property.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“Transferee” shall have the meaning set forth in Section 5.2.10(g) hereof.
“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.
“Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-callable United State Treasury obligations with terms (one longer and one shorter) most nearly approximately the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender.
“Trustee” shall mean any trustee holding the Loan in a Securitization.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the applicable Individual Property is located.

“Unfunded Obligations” means the items described on Schedule IX.
“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.
“Unfunded Obligation Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.
“U.S. Obligations” shall mean non‑redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“Write-down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) the present value as of the Prepayment Date of the remaining scheduled payments of principal and interest due pursuant to the Loan Documents from the Prepayment Date through the Open Payment Date (including an amount equal to the outstanding principal balance of the Loan on the Open Payment Date) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid and (b) one percent (1%) of the outstanding principal balance of the Loan being prepaid on such Prepayment Date.
“Zoning Reports” shall mean each zoning report for the Properties delivered by Borrower to Lender in connection with the closing of the Loan, reasonably satisfactory in form and substance to Lender.
Section 1.2.     Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II.    GENERAL TERMS

Section 2.1.     Loan Commitment; Disbursement to Borrower.
2.1.1     Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2     Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.
2.1.3     The Note, Security Instruments and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments, the Assignment of Leases and the other Loan Documents.
2.1.4     Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs and other charges, if any, with respect to the Properties, (c) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, if any, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any Capital Expenditures and working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower to be used in Borrower’s sole discretion for any lawful purpose.
Section 2.2.     Interest Rate.
2.2.1     Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and including) the Closing Date to but excluding the Maturity Date at the Interest Rate (or as otherwise set forth in this Agreement).
2.2.2     [Intentionally Omitted].
2.2.3     Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.
2.2.4     Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due after the expiration of any grace or cure periods contained herein which elapsed prior to the occurrence of the Event of Default.
2.2.5     Usury Savings. This Agreement, the Notes and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal on a pro rata basis among the Notes, provided that no Event of Default has occurred and is continuing, and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3.     Loan Payment.
2.3.1     Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the first (1st) Accrual Period and (b) on December  6, 2017, and on each Payment Date thereafter to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
2.3.2     Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless otherwise expressly set forth herein.
2.3.3     Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Notes, the Security Instruments and the other Loan Documents.
2.3.4     Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than amounts due on the Maturity Date) are not paid by Borrower on or prior to the date which is five (5) days after such payment is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by Legal Requirements.
2.3.5     Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4.     Prepayments.
2.4.1     Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. On any Payment Date after the Closing Date until the Payment Date that is three (3) months prior to the Maturity Date (the “Open Prepayment Date”), Borrower may, at its option and upon no less than thirty (30) days prior notice to Lender specifying the Payment Date on which prepayment is to be made (a “Prepayment Date”), prepay the Debt in whole or in part provided that Borrower shall, simultaneously with such prepayment, pay the Yield Maintenance Premium. On the Open Prepayment Date, or on any Payment Date thereafter, Borrower may, at its option and upon no less than thirty (30) days prior notice to Lender specifying the Prepayment Date, prepay the Debt in whole or in part without payment of the Yield Maintenance Premium or any other penalty or fee. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued for the full Accrual Period during which the prepayment occurs. Notwithstanding the foregoing, Borrowers shall have the right to revoke a notice of prepayment by delivering written notice to Lender at any time before such prepayment is to be made and provided that Borrower reimburses Lender for any costs, expenses or losses incurred by Lender in connection with such notice and subsequent revocation thereof.
2.4.2     Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds with respect to an Individual Property, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration or otherwise to deliver such Net Proceeds to Borrower, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Allocated Loan Amount of the affected Individual Property in an amount equal to one hundred percent (100%) of such Net Proceeds. No Yield Maintenance Premium or other premium, penalty or fee shall be due in connection with any prepayment due to the application of Net Proceeds made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the outstanding principal balance of the Loan. If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued for the full Accrual Period during which the prepayment occurs.
2.4.3     Prepayments After Event of Default. If following an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan from the date the Event of Default occurred through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower, and shall in all instances include (i) the Yield Maintenance Premium if such prepayment is made prior to the Open Prepayment Date, (ii) all interest which would have accrued for the full Accrual Period during which the prepayment occurs, and (iii) any other amounts due and payable to Lender under the Loan Documents.
2.4.4     Application of Prepayments to Notes. Any voluntary prepayments of principal under the Loan (including, without limitation, (x) in connection with a release pursuant to and in accordance with Section 2.5.2 hereof and (y) pursuant to Section 2.4.2 hereof), in whole or in part, may be applied to the Notes (and any components thereof) in Lender’s sole discretion provided, that, absent the existence of an Event of Default, any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied pro rata among the Notes and pro rata between the Notes and any New Mezzanine Loan, if any, and no such application of principal prepayments shall result in the payment of interest by Borrower in excess of the Interest Rate.
Section 2.5.     Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Security Instrument on any Individual Property.
2.5.1     Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5.1 have been satisfied, all of the Properties shall be released from the Liens of their respective Security Instruments. If Borrower advises Lender that it desires to assign one or more Notes and the Security Instruments to a new lender providing the funds for such prepayment, then Lender shall (i) reasonably cooperate with Borrower to split and sever such Notes and Security Instrument (if applicable) and/or assign the applicable Notes and Security Instruments and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except as to the outstanding principal balance of the Loan and that Lender owns the Notes and Security Instruments free of any liens and encumbrances and has the authority to effect the assignment) and otherwise in form and substance reasonably acceptable to Lender, (ii) deliver to or as directed by Borrower the originally executed applicable Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the applicable Note and which originals were delivered to Lender or, with respect to any such note where the original was delivered to Lender and has been lost, mutilated or destroyed, cause the party who lost the note to deliver a lost note affidavit (without indemnification) for the benefit of the assignee lender and the title insurance company insuring the Security Instruments, in form reasonably acceptable to Lender and sufficient to permit such title insurance company to insure the lien of the Security Instruments as assigned to and held by the assignee lender without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the applicable Note and any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Notes and Security Instruments free of any liens and encumbrances and has the authority to execute and deliver the allonge) and otherwise in form and substance reasonably acceptable to Lender, (iv) deliver the original executed Security Instruments or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties)

in recordable form as may reasonably be requested by Borrower to evidence such assignment. All out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender or Servicer in connection with the foregoing shall be paid by Borrower.
(a)    In connection with the release or assignment of any Security Instrument, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) or assignment of such Security Instrument (and related Loan Documents) for each Individual Property for execution by Lender. Each such release (i) shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and (ii) shall be reasonably satisfactory to Lender and Borrower. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. All out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender or Servicer in connection with the foregoing shall be paid by Borrower.
2.5.2     Release of Individual Property. At any time after the Closing Date, provided that no Event of Default is then continuing, Borrower may obtain the release of one or more Individual Properties (each Individual Property so released, “Release Property”) from the Lien of the respective Security Instruments to which such Individual Borrower is a party (and related Loan Documents) and the release of (x) the Individual Borrower (which owns the applicable Release Property) from all obligations under the Loan Documents (other than those expressly stated to survive), and (y) Guarantor from obligations under the Environmental Indemnity with respect to the Release Property in accordance with Section 9 of the Environmental Indemnity, upon the satisfaction of each of the following conditions precedent:
(a)    Borrower shall provide Lender with at least twenty (20) days’ but no more than ninety (90) days’ prior written notice of its request to obtain a release of an Individual Property, which notice shall identify the Release Property and the date upon which it desires to release such Release Property (the “Release Date”);
(b)    Borrower shall prepay the Loan in an amount equal to the Release Amount for such Release Property (together with the payment of the applicable Yield Maintenance Premium if such prepayment occurs prior to the Open Prepayment Date) which funds shall be applied pro rata between the Loan and, if one then exists, any New Mezzanine Loan and pro rata among the Notes evidencing the Loan;
(c)    Subsequent to such release, each Individual Borrower (other than the Individual Borrower that owns the Release Property) shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;
(d)    Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date, a release of Lien (and related Loan Documents) or, if elected by Borrower, assignment of the applicable Loan Documents as provided below (and release of all other related Loan Documents) for each Individual Property for execution by Lender. If Borrower elects to have Lender assign any Security Instrument, Lender shall reasonably cooperate with Borrower to split and sever the applicable Loan Documents (if required) and take other reasonable steps and enter into documents reasonably necessary to assign the applicable Loan Documents as set forth in Section 2.5.1(a)(i)-(v) hereof, each in form and substance reasonably acceptable to Lender, such that separate notes and mortgages with respect to only the Individual Borrower and the Release Property in the amount of the applicable Allocated Loan Amount (or then outstanding principal amount secured by such Security Instrument if less than the Allocated Loan Amount) for such Release Property is assigned to the new lender, with the remaining Individual Borrowers and Property released from the assigned portion of the Loan (except to the extent the Loan Documents explicitly provide that a liability will survive transfer or repayment of the Debt). Each such release or assignment (as applicable) (i) shall be in a form appropriate in the jurisdiction in which the Release Property is located and (ii) shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will not impair or otherwise adversely affect the Liens and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released) and (iii) that the terms and conditions of this Section 2.5.2 have been satisfied with respect to such release;
(e)    After giving effect to such release or assignment (as applicable) (including the amount prepaid in clause (b) above), the Debt Yield for the Properties that remain subject to the Lien of the Security Instruments shall not be less than the greater of (i) 11.40%, and (ii) the Debt Yield for the Properties immediately prior to such release;
(f)    Lender shall have received evidence that the Release Property shall be conveyed in an arm’s length transfer to a Person other than an Individual Borrower, Guarantor or any of their respective Affiliates, provided that, if Borrower shall have provided to Lender an Officer’s Certificate certifying that Borrower has received all necessary approvals and authorizations to transfer the Release Property to an Affiliate of Borrower or Guarantor, the Release Property may be conveyed to an Affiliate of Individual Borrower or Guarantor in connection with such release;
(g)    Borrower shall reimburse Lender and Servicer for any out-of-pocket costs and expenses of Lender and Servicer arising from such release or assignment (as applicable) (including reasonable attorneys’ fees and expenses and disbursements incurred in connection with the release or assignment (as applicable) of the Release Property from the Lien of the related Security Instruments (including, without limitation, any splitting and severance of the Notes and/or Security Instruments) and the review and approval of the documents and information required to be delivered in connection therewith (if applicable)) and Borrower shall have paid, in connection with such release or assignment (as applicable), (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all out-of-pocket costs and expenses of the Rating Agencies incurred with respect to such release or assignment (as applicable), and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release or assignment (as applicable) (not to exceed $5,000 per Release Property), it being agreed that Borrower shall be responsible for the payment of all such costs and expenses whether or not the proposed release or assignment (as applicable) of such Release Property actually occurs;
(h)    If Lender reasonably determines that such applicable release or assignment (as applicable) pursuant to this Section 2.5.2 would be reasonably likely to adversely affect Lender’s rights, benefits or protections under the Title Insurance Policy with respect to the Properties not subject to such release or assignment (as applicable), including, without limitation, the priority of the Security Instruments and/or the incurrence of any Liens at the Properties not subject to such release or assignment (as applicable), and therefore if reasonably requested by Lender, Borrower shall deliver to Lender an endorsement to the applicable Title Insurance Policy (to the extent available in the states where the Individual Properties remaining subject to the liens of the Security Instruments are located at no material additional cost) (i) extending the effective date of such policy to the Release Date; (ii) confirming no change in the priority of the Security Instruments on the balance of the Properties (exclusive of the Release Property) or in the amount of the insurance or the coverage of the Properties (exclusive of the Release Property) under the policy; (iii) showing no Liens or survey exceptions not previously approved by Lender other than the Permitted Encumbrances or such other exceptions as may be entered into in accordance with the terms hereof; and (iv) otherwise in form and substance reasonably acceptable to Lender;
(i)    Not less than five (5) Business Days prior to the Release Date, Borrower delivers to Lender copies of approvals to the release or assignment (as applicable) executed by any Persons other than Lender holding Liens encumbering the Release Property or holding any other interest in the Release Property that would be affected by the release or assignment (as applicable), if any, if and to the extent such approval is required pursuant to the terms of any loan agreement, security instrument or other documents evidencing or securing such Lien;
(j)    If the Loan is in a REMIC Trust, in the event that, immediately after giving effect to the release and the prepayment of principal pursuant to this Section 2.5.2, the Loan to Value Ratio of the Properties remaining subject to the Lien of the Loan Documents is greater than one hundred twenty-five percent (125%), notwithstanding anything to the contrary in this Agreement or any other Loan Document, the outstanding principal balance of the Loan must be paid down by an amount such that the Loan to Value Ratio is no more than one hundred twenty-five percent (125%); and
(k)    If the Individual Borrower that owns the Release Property is the Individual Borrower named on the Lockbox Account or the Cash Management Account, the Borrower shall cause the account(s) to be renamed in the name of another Individual Borrower still party to the Loan Documents.
Upon the occurrence of any release in accordance with this Section 2.5.2 and provided no Event of Default shall have occurred and be continuing, Lender shall cause a portion of the funds on deposit in the Reserve Accounts equal to the unspent portion thereof allocable solely to the Release Property to be remitted to Borrower, provided, that, in no event shall amounts on deposit in the Excess Cash Flow Reserve Account be disbursed to Borrower pursuant to this paragraph.

2.5.3     Property Substitutions.
(a)    At any time after the Closing Date, provided no Event of Default is then continuing or would result therefrom, if a Lease Sweep Period or Default exists or if Borrower anticipates that there will be a Lease Sweep Event based on written notice from a Tenant that it intends to not renew its Lease, to terminate its Lease or to go dark, Borrower may replace one of more Properties (individually, a “Replaced Property” and collectively, the “Replaced Properties”) with Substitute Properties (a “Property Substitution”) solely to the extent necessary to cure such Lease Sweep Period or Default, provided, in the case of each Property Substitution, the following conditions are met:
(i)    If the Property Substitution occurs after a Securitization, Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies with respect the Property Substitution;
(ii)    Borrower shall have delivered all information reasonably required by Lender to underwrite the proposed Substitute Property and Lender shall have approved the Substitute Property in its sole discretion;
(iii)    Lender shall have received current Appraisals of the Substitute Property and the Replaced Property;
(iv)    intentionally omitted;
(v)    Borrower shall have certified to Lender in an Officer’s Certificate that the Property Substitution shall not have a Material Adverse Effect;
(vi)    the acquisition of the Substitute Property shall not result in the incurrence of any Debt that is not permitted under the terms of this Agreement, the existence of any Liens on Collateral that are not Permitted Encumbrances, or otherwise cause a Default or Event of Default to occur;
(vii)    if the Loan is in a REMIC Trust, in the event that, immediately after giving effect to the Property Substitution and the prepayment of principal pursuant to this Section 2.5.3, the Loan to Value Ratio of the Properties remaining subject to the Lien of the Loan Documents is greater than one hundred twenty-five percent (125%), notwithstanding anything to the contrary in this Agreement or any other Loan Document, (A) the outstanding principal balance of the Loan must be paid down by an amount such that the Loan to Value Ratio is no more than one hundred twenty-five percent (125%), or (B) the appraised value (excluding any personal property or going concern value) of the Substitute Property is equal to or greater than the appraised value (excluding any personal property or going concern value) of the Replaced Property;
(viii)    after giving effect to such Property Substitution (including the amount prepaid in clause (vii), above, if applicable), the Debt Yield for the Properties shall not be less than the greater of (i) 11.40%, and (ii) the Debt Yield for the Properties immediately prior to such release;
(ix)    Lender shall have received reasonably satisfactory Environmental Reports and engineering reports regarding the Substitute Properties showing no structural, environmental or other issues that are not reasonably acceptable to Lender; and, if corrective measures are recommended therein, Borrower shall have deposited into the a reserve account with Lender one hundred ten percent (110%) of the amount required to fund such corrective measures;
(x)    Lender shall have received a current rent roll for the Substitute Property;
(xi)    Borrower shall deliver to Lender financial statements and operating statements with respect to the Substitute Property, each certified by Borrower’s chief financial officer, in each case for the prior three calendar years, and trailing twelve-month operating statements certified by the Chief Financial Officer of Borrower. If Borrower has audited financial statements with respect to the Substitute Property for any period during the prior three calendar years, Borrower shall deliver such audited financials to Lender;
(xii)    the applicable Individual Borrower shall have executed, acknowledged and delivered to Lender a Security Instrument with respect to each Substitute Property in form and substance of the Security Instruments delivered upon the date hereof in connection with the making of the Loan, and Borrower shall have authorized the filing (and Lender shall file) of applicable Uniform Commercial Code financing statements, in each case with such state-specific modifications as shall be reasonably recommended by counsel admitted to practice in such state and reasonably selected by Lender;
(xiii)    Lender shall have received a Title Insurance Policy in respect of the Substitute Property, listing only Permitted Encumbrances and such other exceptions as are reasonably satisfactory to Lender;
(xiv)    An Individual Borrower or a Person that has been added as a “Borrower” in connection with the Property Substitution shall own the fee interest (as opposed to the interest of a ground lessee) of each Substitute Property;
(xv)    Lender shall have received a Survey with respect to the Substitute Property showing no encroachments or other issues that are reasonably objectionable to Lender;
(xvi)    Lender shall have received evidence reasonably satisfactory to Lender that the Substitute Property is in compliance in all material respects with all applicable zoning requirements which evidence shall be in the form of a reasonably acceptable zoning endorsement to the applicable Title Insurance Policy and a zoning report from a third party consultant acceptable to Lender, and Lender shall have received a copy of all material permits for the use and operation of each Substitute Property and the certificate(s) of occupancy, if required and obtainable, for each Substitute Property;

(xvii)    Borrower shall have delivered to Lender an Officer’s Certificate certifying that as of the date of the Property Substitution, the representations and warranties contained in Article IV are true and correct with respect to both the Individual Borrower owning the Substitute Property and the applicable Substitute Property (with any exceptions or modifications to such representations and warranties specified in an exhibit to such Officer’s Certificate which shall be reasonably acceptable to Lender);
(xviii)    Guarantor shall deliver to Lender a ratification of its obligations under the Guaranty and the Environmental Indemnity, in each case confirming that the Substitute Property will thereafter be a Property for all purposes thereunder and that the Property Substitution does not affect Guarantor’s obligations under the Guaranty and the Environmental Indemnity;
(xix)    Lender shall have received from counsel reasonably satisfactory to Lender legal opinions as to the applicable Individual Borrower, and the Loan Documents delivered in connection with the Property Substitution, that are in form and substance substantially similar to those delivered to Lender on the Closing Date, including an Additional Insolvency Opinion;
(xx)    if the Loan has been Securitized and the Securitization Vehicle is a REMIC, Lender shall have received from counsel reasonably satisfactory to Lender, an opinion that the Property Substitution does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, and that the Property Substitution does not constitute a “significant modification” of the Loan under the REMIC provisions of the Code;
(xxi)    Borrower shall have requested estoppel certificates from each tenant at the Substitute Property on the form heretofore agreed by Lender or on the form set forth in each applicable tenant’s Lease and shall have delivered to Lender true and complete copies of each estoppel certificate received back from any Tenant, which shall at a minimum include estoppel certificates reasonably satisfactory to Lender from tenants comprising at least 70% of gross rental income from such Substitute Property;
(xxii)    Lender shall have received certificates of insurance (on ACORD Form 28, where available) demonstrating insurance coverage in respect of the Substitute Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in Section 6.1;
(xxiii)    if the Property Substitution requires the addition of another “Individual Borrower” hereunder, such Person shall be a Special Purpose Entity or a recycled single-purpose entity and have executed an assumption agreement in form and substance reasonably satisfactory to Lender assuming all obligations of an Individual Borrower under the Loan Documents, and Lender shall have received (A) all documents reasonably requested by Lender relating to the existence of such new Individual Borrower and the due authorization of such new Individual Borrower to assume the obligations of an Individual Borrower and to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the new Individual Borrower, together with all amendments thereto, and certificates of good standing or existence for the new Individual Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register and (B) reports of Uniform Commercial Code, credit, tax lien, bankruptcy and judgment searches, in such jurisdictions as Lender shall request, conducted by a nationally recognized search firm with respect to the Substitute Property and such Individual Borrower and showing no liens, claims or encumbrances against such Individual Borrower or the Substitute Property that are not reasonably approved by Lender and Lender shall have otherwise received Satisfactory Search Results relating to such Person. For purposes of this clause (xxiii), “recycled single-purpose entity” shall mean any Person that satisfies (1) the definition of a Special Purpose Entity (with such reasonable exceptions as Lender may approve relating solely to the fact that such Person is not a newly formed entity) and (2) Lender’s and the Rating Agency’s then current requirements regarding recycled single-purpose entities;
(xxiv)    Lender shall have received an Officer’s Certificate reasonably satisfactory to Lender specifying any and all Substitute Property Unfunded Obligations under Leases with respect to the Substitute Property and, shall deposit into the Unfunded Obligations Reserve Account an amount equal to one hundred percent (100%) of the amount of such Substitute Property Unfunded Obligations, which amount shall be held by Lender as additional collateral for the Loan and disbursed in accordance with Section 7.4. Borrower shall have reaffirmed its obligation to cause all Substitute Property Unfunded Obligations to be paid and/or performed, as applicable, in accordance with the applicable Lease, Legal Requirements and this Agreement;
(xxv)    Borrower shall have reimbursed Lender for all of its reasonable out of pocket costs and expenses relating to the Property Substitution (including any fees charged by the Servicer and Rating Agencies in connection with such substitution); and
(xxvi)    If the Individual Borrower that owns the Replaced Property is the Individual Borrower named on the Lockbox Account or the Cash Management Account, the Borrower shall cause the account(s) to be renamed in the name of another Individual Borrower still party to the Loan Documents.
(b)    Borrower shall give Lender at least forty-five (45) days’ prior written notice of any Property Substitution, identifying the proposed Replaced Property or Replaced Properties, the proposed Substitute Property or Substitute Properties and the proposed date of the Property Substitution (which date may be extended provided that Borrower gives Lender reasonable prior written notice). If such Property Substitution does not occur on such date (as same may have been extended), Borrower shall pay to Lender all reasonable expenses actually incurred by Lender in connection therewith.
(c)    Upon the occurrence of any Property Substitution in accordance herewith, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender releasing and discharging each Replaced Property from the Liens of, and the applicable Individual Borrower from any obligations under, the Loan Documents subject to obligations stated to survive, and Guarantor shall be released from its obligations under the Environmental Indemnity with respect to the Replaced Property in accordance with Section 9 of the Environmental Indemnity.
(d)    Upon the occurrence of any Property Substitution in accordance with this Agreement and provided no Event of Default shall have occurred and be continuing, Lender shall cause a portion of the funds on deposit in the Reserve Accounts equal to the unspent portion thereof allocable solely to each Replaced Property to be remitted to Borrower, provided, that, in no event shall amounts on deposit in the Excess Cash Flow Reserve Account be disbursed to Borrower pursuant to this clause (d).
Section 2.6.     Cash Management.
2.6.1     Lockbox Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender as more fully described in the Lockbox Agreement. The Lockbox Account shall be entitled “ARG FEMRGWV001, LLC et al LB FBO Column Financial, Inc. and Citi Real Estate Funding Inc. and their successors and assigns as Lender”. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid. The Lockbox Account shall at all times be an Eligible Account. The Lockbox Account shall be treated as a “deposit account” as such term is defined in Section 9-102(i) of the Uniform Commercial Code of the State of New York, as amended from time to time.
(a)    Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within two (2) Business Days after receipt. Without in any way limiting the foregoing, if Borrower or Manager receives any Gross Income from Operations, including, without limitation, Rents from residential Tenants, then (i) such amounts shall be deemed to be collateral for the Debt and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager and (iii) Borrower or Manager shall deposit such amounts in the Lockbox Account within one (1) Business Day of receipt.
(b)    On each Business Day, all funds on deposit in the Lockbox Account shall be transferred to the Cash Management Account pursuant to the Cash Management Agreement. Pursuant to the Lockbox Agreement, Lockbox Bank shall transfer to the Cash Management

Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day.
(c)    Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then on deposit in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
(d)    The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.
(e)    Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(f)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.
2.6.2     Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “ARG FEMRGWV001, LLC et al CMA FBO Column Financial, Inc. and Citi Real Estate Funding Inc. and their successors and assigns as Lender”. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account. Borrower shall not in any way alter or modify the Cash Management Account and shall notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender, Cash Management Bank or Servicer (in its capacity as administrator of the Cash Management Account) for all fees, charges, costs and expenses in connection with the Cash Management Account, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender, Cash Management Bank or Servicer in connection with the administration of the Cash Management Account and the actual out-of-pocket fees and expenses of legal counsel to Lender, Cash Management Bank and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender or Servicer under this Agreement with respect to the Cash Management Account.

(a)    Provided no Event of Default shall have occurred and be continuing, on each Business Day all funds on deposit in the Cash Management Account shall be applied by Lender or Servicer (in its capacity as administrator of the Cash Management Account) to the payment of the following items in the order indicated:
(i)    First, during the continuance of a Cash Sweep Period only, payments to the Tax and Insurance Reserve Account in accordance with the terms and conditions of Section 7.2 hereof;
(ii)    Second, payment to pay the fees and expenses of Cash Management Bank when due and payable pursuant to the Cash Management Agreement;
(iii)    Third, payment of the Monthly Debt Service Payment Amount;
(iv)    Fourth, during the continuance of a Cash Sweep Period only, payment to Borrower for payments for the monthly Cash Expenses to be paid in the period from such Payment Date through the next Payment Date (or reimbursed to Borrower for funds previously paid) in accordance with the related Approved Annual Budget, provided, that in no event shall management fees in excess of two percent (2%) be disbursed to any Affiliated Manger under this clause (iv);
(v)    Fifth, during the continuance of a Cash Sweep Period only, payment to Borrower for payments for Extraordinary Expenses reasonably approved by Lender, if any;
(vi)    Sixth, during the continuance of a Cash Sweep Period only, payment to the Replacement Reserve Account of the Replacement Reserve Monthly Deposit as required by and in accordance with the terms and conditions of Section 7.3 hereof;
(vii)    Seventh, during the continuance of a Cash Sweep Period only, payment to the Rollover Reserve Account of the Rollover Reserve Monthly Deposit as required by and in accordance with the terms and conditions of Section 7.4 hereof;
(viii)    Eighth, during the continuance of a Cash Sweep Period only, payment to Lender of any other amounts then due and payable under the Loan Documents;
(ix)    Lastly, (A) during the continuance of a Cash Sweep Period only (whether or not a Lease Sweep Period exists), payment to the Excess Cash Flow Reserve Account of any excess amounts after the payment of items (i) through (viii) above (“Excess Cash Flow”) to be held in accordance with the terms and conditions hereof, (B) provided no Cash Sweep Period exists, during the continuance of a Lease Sweep Period only, (1) first, an amount equal to all cash flow attributable to any Lease which caused the Lease Sweep Event (or, for the avoidance of doubt, would have caused a Lease Sweep Period to commence if a Lease Sweep Period did not already exist) shall be deposited into the Rollover Reserve Account and (2) second, to Borrower, or (C) provided no Cash Sweep Period or Lease Sweep Period exists, to Borrower.

(b)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments (unless due to Lender’s or Servicer’s gross negligence or willful misconduct), as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)    All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
(d)    Borrower hereby agrees that Lender or Cash Management Bank may establish additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.
2.6.3     Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited in or paid from such Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender or Cash Management Bank.
Section 2.7.     Withholding Taxes; Gross Up. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 2.7 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7), Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions and (c) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 2.7 shall be made within ten (10) days after the date Lender makes written demand therefor.
III.    INTENTIONALLY OMITTED
IV.    REPRESENTATIONS AND WARRANTIES

Section 4.1.     Borrower Representations. Each Individual Borrower represents and warrants as of the date hereof as to itself and the applicable Individual Property (and each reference to Borrower below in this Section 4.1 shall be to each Individual Borrower) that:
4.1.1     Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Individual Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its interest in the applicable Individual Property and to transact the businesses in which it is now engaged, and the sole business of such Individual Borrower is the ownership of its interest in, management and operation of the related Individual Property. The direct and indirect ownership interests in each Individual Borrower are as set forth on the organizational chart attached hereto as Schedule III. Each Individual Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its interest in the applicable property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the State. Its signatory hereto has all necessary power, authority and legal right to execute this Agreement, the Notes and the other Loan Documents on behalf of such Individual Borrower.
4.1.2     Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3     No Conflicts. The execution, delivery and performance by each Individual Borrower of this Agreement and the other Loan Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this

Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.
4.1.4     Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or any Individual Property, might result in a Material Adverse Effect.
4.1.5     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction for which a default or violation by Borrower is reasonably likely to result in a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (w) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under or expressly permitted by the Loan Documents or (c) obligations being repaid as of the date hereof.
4.1.6     Title. Each Individual Borrower has fee simple title to the real property comprising its applicable Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.7     Solvency. Each Individual Borrower has (a) not entered into this transaction or executed the Notes, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of each Individual Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Individual Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Individual Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Individual

Borrower’s probable liabilities immediately following the making of the Loan. Each of such Individual Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower in the last seven (7) years, and neither Borrower nor Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or Guarantor.
4.1.8     Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which is reasonably likely to result in a Material Adverse Effect.
4.1.9     No Plan Assets. (a) Each of Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred in the past six (6) years or is reasonably expected to occur and no notice of termination has been filed in the past six (6) years by or with the PBGC with respect to any Plan established or maintained by Borrower, Guarantor or any ERISA Affiliate. Neither Borrower, Guarantor nor any ERISA Affiliate is or was a party to any Multiemployer Plan other than a CBA Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan or the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(a)    Neither Borrower nor Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). The execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by Lender of its rights under the Loan Documents, are not and will not give rise to an unexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.
4.1.10     Compliance. Except as disclosed in the Zoning Reports, Borrower and the Properties (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws to the extent applicable. The Individual Properties located at 3990 Rogerdale Road, Houston, Texas and 10771 Westpark Drive, Houston, TX have all certificates of occupancy required under all applicable Legal Requirements for the use and occupancy of the buildings located on such Individual Properties. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents to which it is a party. On the Closing Date, the Improvements at each Individual Property were in material compliance with Legal Requirements.
4.1.11     Financial Information. All financial data with respect to Borrower, the Properties and Guarantor that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
4.1.12     Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14     Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.15     Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.16     Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
4.1.17     Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
4.1.18     Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.19     No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.20     Insurance. Borrower has obtained and has delivered to Lender acceptable evidence of insurance with premiums paid as due and current thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy that affect the coverage provided under such policies or the premiums payable therefor, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.
4.1.21     Use of Property. Each Individual Property is used exclusively in accordance with Legal Requirements.
4.1.22     Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property for its current use. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
4.1.23     Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.
4.1.24     Physical Condition. Except as disclosed in the Zoning Reports or the Physical Condition Reports and to Borrower’s knowledge, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25     Boundaries. Except as otherwise shown on the Survey, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable Property except those which are insured against by the applicable Title Insurance Policy.
4.1.26     Leases. The Properties are not subject to any Leases other than the Leases described in the rent roll attached hereto as Schedule II and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or subleases permitted thereunder. The current Leases are in full force and effect and Landlord has not delivered notice of default to any Tenant that remains outstanding beyond the expiration of all notice and cure periods thereunder by either party. No Rent has been paid more than one (1) month in advance of its due date other than first month’s Rent and any security deposit. All security deposits are held by Borrower in accordance with applicable law. Except for any tenant improvement, rent concessions, rebates, leasing commissions or other payments, credits, allowances or abatements previously disclosed to Lender in writing, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of Borrower’s interest in any Lease or of the Rents received therein which is still in effect. Except as set forth on Schedule XVI, no Tenant listed on Schedule II has assigned its Lease or sublet all or any portion of the premises demised thereby, and no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
4.1.27     Survey. To Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.
4.1.28     Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the state of Delaware.
4.1.29     Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the recording of the Security Instruments have been paid or will be paid in connection with the recording of the Security Instruments. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or will be paid in connection with the recording of the Security Instruments.
4.1.30     Special Purpose Entity/Separateness. (a) At all times on and after the date hereof and until such time as the Debt shall be repaid in full or any Individual Borrower is released from its obligations hereunder, each Individual Borrower hereby represents, warrants and covenants that each Individual Borrower is and shall continue to be a Special Purpose Entity. In furtherance of and without limiting the foregoing, at all times on and after the date hereof and until such time as the Debt shall be repaid in full, each Individual Borrower shall be and shall continue to be a single-member limited liability company, and no Individual Borrower shall change its organizational state of formation or its organizational entity type without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

(a)    Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein. Each entity other than Borrower with respect to which stated facts or any assumption shall be made in the Insolvency Opinion or any Additional Insolvency Opinion will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or Additional Insolvency Opinion.
(b)    Each Individual Borrower covenants and agrees such Individual Borrower shall provide Lender with ten (10) Business Days’ prior written notice prior to the removal of an Independent Director of such Individual Borrower.
(c)    Each Individual Borrower hereby represents that any amendment or restatement of any of its organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.
(d)    Each Individual Borrower hereby represents that from the date of its formation to the date hereof:
(i)    its business has been limited solely to (A) acquiring, owning, holding, leasing, financing, operating and managing the related Individual Property, (B) entering into financings and refinancings of the related Individual Property and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;
(ii)    it has not engaged in any business other than as set forth in clause (i) above;
(iii)    it has not entered into any contract or agreement with any of its Affiliates, constituents or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;
(iv)    it has not (A) made any loans or other extensions of credit to any Person or (B) acquired or held evidence of indebtedness issued by any other Person, in either such case, other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the related Individual Property made to a Person that is not an Affiliate of or subject to common ownership with such Person or

(2) cash and investment-grade securities issued by a Person that is not an Affiliate of or subject to common Control or ownership with such Person;
(v)    it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;
(vi)    it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;
(vii)    it has complied with the provisions of subsection (n) of the definition of “Special Purpose Entity”;
(viii)    it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;
(ix)    it has not commingled its assets with those of any other Person other than co-borrowers and Guarantor and has held all of its assets in its own name;
(x)    it has not guaranteed or become obligated for the debts of any other Person that are still outstanding other than with respect to the Loan and has not held itself out as being responsible for the debts or obligations of any other Person;
(xi)    it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of its constituents or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;
(xii)    it has not granted a security interest or Lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person other than with respect to loans secured by the related Individual Property, and no such security interest, Lien, pledge or other encumbrance remains outstanding;
(xiii)    it has maintained adequate capital in light of its contemplated business operations;
(xiv)    it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xv)    it has not owned any subsidiary or any equity interest in any other Person;

(xvi)    it has not made loans to any other Person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other Person;
(xvii)    it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;
(xviii)    it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(xix)    it has no material contingent or actual obligations not related to the related Individual Property;
(xx)    it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;
(xxi)    it has not had any of its obligations guaranteed by an Affiliate except for guarantees that have been either released or discharged (or that will be released or discharged as a result of the closing of the Loan) or otherwise given in connection with the Loan;
(xxii)    none of the Tenants holding leasehold interests with respect to the related Individual Property is Affiliated with it;
(xxiii)    has no judgments or Liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy and mechanics and materialmen’s liens that have been satisfied on or before the date hereof;
(xxiv)    is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;
(xxv)    is not involved in any material dispute with any taxing authority;
(xxvi)    has paid all taxes which it owes except as permitted pursuant to this Agreement; and
(xxvii)    has never transferred assets between itself, on one hand, and Guarantor or REIT, on the other hand, without fair consideration or with the intent to hinder, delay or defraud its creditors or the creditors of Guarantor or REIT.
4.1.31     Management Agreement. The Management Agreements are in full force and effect and there are no defaults thereunder by any party thereto beyond expiration of all applicable notice and cure periods. The Management Agreements were entered into on commercially reasonable terms.

4.1.32     Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.
4.1.33     No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule II), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that is reasonably expected to have a Material Adverse Effect. Borrower and Guarantor have disclosed to Lender all material facts with respect to Borrower, Guarantor and the Properties and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35     Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding the foregoing, the representations in this Section 4.1.35 with respect to the direct or indirect owners of Guarantor are limited to Borrower’s knowledge solely as it applies to direct or indirect holders of publicly traded shares in REIT that constitute less than 5% of the equity interests in REIT.
4.1.36     Environmental Representations and Warranties. Except as otherwise disclosed by the Environmental Reports, (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law); (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Individual Property which has not been remediated in all material respects in accordance with Environmental

Law; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been remediated in all material respects in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.
4.1.37     Lockbox Account and Cash Management Account. (a) Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;
(a)    Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;
(b)    The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Cash Management Bank complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.
(c)    The Properties are not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.
4.1.38     Intentionally Omitted.
4.1.39     Intentionally Omitted.
4.1.40     Intentionally Omitted.
4.1.41     Inventory. Borrower does not own any Equipment or Personal Property.
Section 4.2.     Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as the Debt remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by

Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
V.    BORROWER COVENANTS
Section 5.1.     Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instruments encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each Individual Borrower hereby covenants and agrees with Lender that:
5.1.1     Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties, including, without limitation, Prescribed Laws, building and zoning codes and certificates of occupancy. With respect to the Properties operating under a temporary certificate of occupancy, Borrower shall preserve, renew and keep in full force and effect the temporary certificate of occupancy in accordance with Legal Requirements applicable to the Property subject to such temporary certificate of occupancy and shall use reasonable efforts in the ordinary course of Borrower’s business to obtain a permanent certificate of occupancy for such Property. In the event Borrower receives a permanent certificate of occupancy, Borrower shall promptly deliver to Lender such permanent certificate of occupancy. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording any Governmental Authority the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement applicable to such party; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual

Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Borrower shall operate each Individual Property in accordance with the terms and provisions of each O&M Program, if any. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for its approved use in all material respects.
5.1.2     Taxes and Other Charges. Each Individual Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against its applicable Individual Property or any part thereof as the same become due and payable; provided, however, during a Cash Sweep Period or at any other time there are funds in the Tax and Insurance Reserve Account, each Individual Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is finally established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any applicable Security Instrument being primed by any related Lien.

5.1.3     Litigation. Each Individual Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against such party or Guarantor which would be reasonably likely to result in a Material Adverse Effect.
5.1.4     Access to Properties. Each Individual Borrower shall permit agents, representatives and employees of Lender to inspect its Individual Property or any part thereof at reasonable hours upon reasonable advance notice.
5.1.5     Notice of Default. Each Individual Borrower shall promptly advise Lender of any material adverse change in its or Guarantor’s financial condition or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.6     Cooperate in Legal Proceedings. Each Individual Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority against such party which may materially affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7     Perform Loan Documents. Each Individual Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses applicable to it to the extent required under the Loan Documents executed and delivered by, such party.
5.1.8     Award and Insurance Benefits. Subject to the other provisions of this Agreement, each Individual Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with its applicable Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.
5.1.9     Further Assurances. Each Individual Borrower shall, at its sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such party pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings as may be reasonably necessary or desirable, to preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other Loan Document which is not of public record, in form and substance reasonably acceptable to Borrower and Lender, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
5.1.10     Mortgage Taxes. Borrower shall upon recordation of the Security Instruments pay all state, county and municipal recording and all other taxes imposed upon the recordation of the Security Instruments.
5.1.11     Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or, upon the request of Borrower, such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting the respective financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(a)    Borrower shall furnish to Lender annually, within one hundred five (105) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared by Borrower in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and the applicable Properties and a balance sheet for Borrower. In addition to the foregoing, Borrower shall provide on an Individual Property basis statements setting forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses for its Properties. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(b)    Each Individual Borrower shall furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the applicable Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including a statement of Capital Expenditures) prepared by Borrower for each calendar quarter, noting Net Cash Flow, Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Account and the Rollover Reserve Account), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter to the extent such other information reasonably requested by Lender is in Borrower’s possession or is available to or obtainable by Borrower using commercially reasonable efforts, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the Debt Yield as of the last day of such calendar quarter, subject to verification by Lender. In addition, each Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.
(c)    In addition, prior to a Securitization, or during the continuance of a Cash Sweep Period or Event of Default, on or before thirty (30) days after the end of each calendar month (other than with respect to January or the last calendar month of any quarter), Borrower also will furnish, or cause to be furnished, to Lender the following items accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the applicable Properties on a combined basis as well as each Individual Property, as applicable: (i) a rent roll for the subject month; and (ii) monthly and year-to-date operating statements (including a statement of Capital Expenditures) prepared for such calendar month, noting Net Cash Flow, Net Operating Income, Gross Income from Operations, all Operating Expenses (not including any contributions to the Replacement Reserve Account and the Rollover Reserve Account), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month to the extent such other information reasonably requested by Lender is in Borrower’s possession or is available to or obtainable by Borrower using commercially reasonable efforts, and containing a comparison of budgeted income and expenses and the actual income and expenses and specific detail on Rents for such calendar month.
(d)    For each Fiscal Year, Borrower shall submit to Lender an Annual Budget not later than ninety (90) days after the end of the prior Fiscal Year in form provided to Lender in connection with the underwriting for the Loan or otherwise reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s prior written reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.
(e)    In the event that, Borrower will incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion.
(f)    If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required if the Securitization is offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization.
(g)    Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the applicable Properties and its financial affairs as may be reasonably requested by Lender.
(h)    Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).
(i)    So long as substantially all of REIT’s business is conducted through Guarantor and substantially all of REIT’s assets and liabilities are held by Guarantor, Borrower will furnish to Lender annually, within one hundred five (105) days following the end of each Fiscal Year of REIT, financial statements of REIT audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Global Net Lease, Inc., in the form reasonably required by Lender, and (b) quarterly, within sixty (60) days following the end of each calendar quarter, unaudited financial statements of REIT, in the form reasonably required by Lender.  If substantially all of REIT’s business is no longer conducted through Guarantor or substantially all of REIT’s assets and liabilities are not held by Guarantor, Borrower shall furnish audited annual financial statements and unaudited quarterly financial statements of Guarantor in lieu of the financial statements of REIT in accordance with the preceding sentence.

(j)    Borrower shall furnish to Lender prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of the Properties including, but not limited to, any termination of a Major Lease and any termination or cancellation of terrorism or other insurance required by the Loan Documents.
(k)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) via email with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.
5.1.12     Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.
5.1.13     Title to the Properties. Borrower will warrant and defend (a) the fee title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instruments and Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
5.1.14     Costs of Enforcement. In the event (a) that any Security Instrument encumbering any Individual Property is foreclosed in whole or in part or that any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Security Instrument covering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, Borrower, on behalf of itself and its successors or assigns, agrees to be chargeable with and to pay all costs of collection and defense, including attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
5.1.15     Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth, to Borrower’s knowledge, (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower and (vi) that the Notes, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(a)    Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties in form and substance provided in connection with the closing of the Loan, or consistent with the terms of the applicable Lease, or otherwise reasonably satisfactory to Lender; provided that, absent an Event of Default, Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.
5.1.16     Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
5.1.17     Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
5.1.18     Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions modified if required to reflect such matters as of the date of such certificate in form and substance reasonably satisfactory to Lender, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.
5.1.19     Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Properties; (iii) there shall be no Hazardous Substances in, on, or under the Properties, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law); (iv) Borrower shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with an Individual Property, pursuant to any reasonable written request of Lender made in the event that Lender reasonably believes that an environmental hazard exists on such Individual Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender reasonably believes that an environmental hazard exists on any Individual Property and shall (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from such Individual Property to the extent required by applicable Environmental Law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority to the extent required to comply with applicable Environmental Law; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or knowingly allow any Tenant or other user of any Individual Property to do any act that materially increases the dangers to human health (as it relates to Releases or exposure to Hazardous Substances) or the environment from Hazardous Substances, poses an unreasonable risk of harm to any Person (whether on or off such Individual Property) due to a Release or exposure to Hazardous Substances, is reasonably likely to result in a Material Adverse Effect, or would result in a violation of applicable Environmental Laws; and (ix) Borrower shall immediately notify Lender in writing when Borrower becomes aware of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or threatened Environmental Lien on an Individual Property; (D) any required or proposed Remediation of environmental conditions relating to its applicable Individual Property; and (E) any written notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) asserting the existence of, or identifying Hazardous Substances on, any Individual Property in violation of applicable Environmental Law or as had or would reasonably be expected to result in liability pursuant to any Environmental Law in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.
(a)    In the event that Lender reasonably believes that an environmental hazard exists on any Individual Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of such Individual Property or its guests or the general public or is reasonably likely to materially and adversely affect the value of such Individual Property, upon reasonable notice from Lender, Borrower shall, at its expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period, if an Event of Default has occurred and is continuing, or if Lender reasonably believes that an environmental hazard exists on such Individual Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of such Individual Property or its guests or the general public or is reasonably likely to result in a Material Adverse Effect, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to such Individual Property.
(b)    With respect to the Individual Properties located at 3990 Rogerdale Road, Houston, Texas and 10771 Westpark Drive, Houston, TX, Borrower shall comply, and shall cause the Tenant(s) occupying such Individual Properties to comply, with all requirements of the Texas Commission on Environmental Quality’s (TCEQ) rules and regulations with respect to limitation of the use of such Individual Property for industrial or commercial purposes.
(c)    With respect to the Individual Property located at 1902 West Sample Street, South Bend, Indiana, pursuant to the Indiana Department of Environmental Management Comfort Letter, dated September 18, 2012, Borrower shall take “due care” with respect to on-site contamination  and shall comply, and cause the Tenant(s) occupying such Individual Property to comply, with all terms and conditions of (i) the Environmental Restrictive Covenant, dated as of August 20, 2009 (the “ERC”) and recorded with the St. Joseph's County Recorder's Office as Instrument No. 0929769, and (ii) the Certificate of Completion of the Voluntary Remediation Program (VRP), dated February 28, 2011, which contains the institutional controls and land use restrictions for such Individual Property as per the ERC and was recorded on the deed for such Individual Property.
(d)    With respect to the Individual Property located at 2 Giralda Farms, Madison, New Jersey, Borrower shall comply, and shall cause the Tenant(s) occupying such Individual Property to comply, with the use restriction imposed by the New Jersey Department of Environmental Protection (the “NJDEP”) on August 3, 1994 in its closure of a groundwater contamination incident at such Individual Property with a status of “No Further Action Class A with Restricted Use”, limiting the use of such Individual Property to non-residential use.
(e)    With respect to the Individual Property located at 100 College Road West, Princeton, New Jersey, Borrower shall comply, and shall cause the Tenant(s) occupying such Individual Property to comply with, the terms and conditions of (i) the Deed Notice, recorded in Deed Book 4700, page 832 and (ii) the Deed Notice recorded in Deed Book 4700, page 850, including the limitation of the site use to non-residential use and submission of the required biennial reporting to the NJDEP.
5.1.20     O&M Program. Borrower hereby represents and warrants that Borrower has delivered to Lender on or prior to the Closing Date a true and complete copy of each O&M Program for any Individual Property for which the applicable Environmental Report recommended having an O&M Program, and (b) Borrower has as of the date hereof complied in all respects with each O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of each O&M Program.

5.1.21     Leasing Matters. All (a) Major Leases executed after the date hereof, (b) amendments, modifications, renewals or extensions (except to the extent such extension is as-of-right in such Major Lease) of any Major Lease and (c) terminations (other than in connection with a default by a Tenant in the payment of base rent or other material rent which continues for ninety (90) days or longer) or any acceptance of a surrender (other than a surrender by the Tenant which is expressly permitted as a unilateral act of such Tenant by any Major Lease) of any Major Lease, shall in each case be subject to the prior written approval by Lender, which approval, absent the existence of an Event of Default, shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Security deposits of Tenants under all Leases shall be held in compliance in all material respects with Legal Requirements and any provisions in Leases relating thereto. Such security deposits may be commingled with other accounts of Borrower if and to the extent permitted by applicable law, provided that Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants and shall provide such information to Lender upon written request thereof. Upon the occurrence of a monetary Event of Default and acceleration of the Loan, Borrower shall, upon Lender’s request and subject to applicable Legal Requirements, deposit with Lender the security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower), and any bonds or other instruments held by Borrower in lieu of cash security (including, without limitation, letters of credit), that Borrower had not returned to the applicable Tenants or applied in accordance with the express terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds). Except as otherwise expressly provided in the Lease, all renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates and be entered into as a result of arm’s-length negotiations upon commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instruments encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant’s material default or except as expressly permitted by a Tenant pursuant to the terms of the applicable Lease; (iii) not collect any of the rents more than one (1) month in advance (other than first month’s Rent or security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Lender shall have the right to require, at Borrower’s sole cost and expense, each new Tenant under any Major Lease to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender and such Tenant and the applicable Individual Borrower shall use commercially reasonable efforts to obtain the same from the applicable Tenant. In the event that (A) Borrower has delivered to Lender a written request for Lender’s approval of a Lease or other leasing matter requiring Lender consent under this Section 5.1.21 together with a summary of the business terms of such Lease or other leasing matter and any documents or information required to be provided by Borrower under the Loan Documents in connection with Lender’s review of the proposed matter, by a method which provides evidence of delivery, (B) Lender has failed to respond to such request within ten (10) Business Days after Lender’s receipt of such request and supporting documents, and (C) Borrower has delivered to Lender by such method a second copy of such request with such supporting documents and information required above, then, if Lender has failed to respond to such second request within five (5) Business Days after Lender’s receipt of such second request and such supporting documents and information, such request shall be deemed approved; provided that each such request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than fourteen (14) as follows: “WARNING: IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN [TEN (10)/FIVE (5)] BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” Borrower shall reimburse Lender for Lender’s reasonable out-of-pocket costs and expenses incurred by Lender in connection with such leasing matter.
5.1.22     Alterations. Subject to this Section 5.1.22, Borrower shall obtain Lender’s prior consent to any alterations by Borrower to any Improvements, which consent shall not be unreasonably withheld, except with respect to alterations that may have a Material Adverse Effect, in which case Lender’s consent shall be in Lender’s sole discretion. Lender’s consent shall not be required in connection with any alterations (a) to be undertaken by a Tenant and for which Borrower does not have approval rights under the applicable Lease, (b) that will not have a Material Adverse Effect and do not affect the structural integrity of the Improvements, or (c) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at an Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases or otherwise undertaken pursuant to the express terms of a Lease) shall at any time exceed the Alteration Threshold, then, in either case, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities having a rating acceptable to Lender and that, at Lender’s option, the Rating Agencies have provided a Rating Agency Confirmation with respect to, or (iv) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases or otherwise undertaken pursuant to the express terms of a Lease) over the Alteration Threshold and Lender shall make such funds available to Borrower up to one time per month on a progress payment basis to pay for such alterations upon satisfaction of customary disbursement requirements and, promptly upon completion of such alterations, shall deliver any remaining funds then being held by Lender to Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall obtain Lender’s prior consent prior to the commencement of construction of a building on any portion of the 70.99 acre parcel of land shown on Exhibit B attached hereto which constitutes a portion of the Individual Property located at 1902 West Sample Street, South Bend, Indiana.

5.1.23     Operation of Property. 5.1.24 Borrower shall cause those Individual Properties subject to a Management Agreement as of the date hereof to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that any such Management Agreement expires or is terminated, Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.
(a)    Borrower shall: (i) perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
5.1.25     Embargoed Person. Borrower has performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure. Upon Lender’s request, Borrower and Guarantor shall deliver to Lender any certification or other evidence as may be reasonably requested by Lender in its sole and absolute discretion confirming the foregoing. Notwithstanding the foregoing, Borrower in lieu of the foregoing shall comply with the requirements of any applicable regulatory agency or other Governmental Authority with respect to the representations, covenants and warranties in this Section 5.1.24 relating to direct or indirect owners of Guarantor only (i.e. such limitation shall not be applicable to the other parties covered by this Section 5.1.24). Neither Borrower nor Guarantor nor any of their Affiliates will (i) conduct any business, nor engage in any transaction or dealing, with any Embargoed Person, (ii) engage in or conspire to engage in any transaction that evades or avoids or the purpose of such transaction is for the avoiding any of the prohibitions of EO 13224. Borrower hereby agrees to, upon written request of Lender, deliver to Lender any such certification or other evidence as reasonably requested by Lender in its sole and absolute discretion confirming that (A) neither Borrower nor Guarantor is an Embargoed Person and (B) neither Borrower nor Guarantor has engaged in any business transactions or dealings with an Embargoed Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of an Embargoed Person. Notwithstanding the foregoing, the covenants in this Section 5.2.10 with respect to the direct or indirect owners of

Guarantor shall not apply to direct or indirect holders of publicly traded shares in REIT that constitute less than 5% of the equity interests in REIT.
5.1.1     Payment of Obligations. Borrower shall pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.1.1     Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Impositions to be imposed on or with respect to any of its income or assets, other than Liens for Impositions not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.
5.1.2     Changes in the Legal Requirements Regarding Taxation. If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on Borrower’s obligations hereunder or under the Loan Documents, or Lender’s interest in the Property, Borrower must pay such tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than one hundred eighty (180) days, declare the Obligations immediately due and payable without any Yield Maintenance Premium, penalty or fee.
5.1.3     No Credits on Account of the Obligations. Borrower shall not claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against the Property and no deduction shall otherwise be made or claimed from the assessed value of the Property for real estate tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower of not less than one hundred eighty (180) days, declare the Obligations immediately due and payable without any Yield Maintenance Premium, penalty or fee.
5.1.4     Personal Property. Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property to always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.

5.1.5     Appraisals. Lender shall have the right to obtain a new or updated appraisal of the Properties or any Individual Property from time to time, provided, however, that, so long as no Event of Default has occurred and is continuing, Lender shall do so not more often than once in every twelve (12) month period. Borrower shall cooperate with Lender in this regard and shall be provided a copy of any appraisals ordered by Lender, provided that Borrower execute a release and any other documentation reasonably required by Lender as a condition precedent to obtaining a copy of the appraisal at Borrower’s sole cost and expense. If the appraisal is obtained in connection with an Event of Default being outstanding, Borrower shall pay for any such appraisal upon Lender’s request.
5.1.6     Required Repairs and Environmental Remediation.
(a)    Borrower shall perform the repairs and environmental remediation at the Properties, as more particularly set forth in the Property Condition Reports and the Environmental Reports set forth on Schedule XI attached hereto, as delivered to Lender on or prior to the Closing Date (such repairs and environmental remediation hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule XII attached hereto, provided that, with respect to item numbers 1-3, 5-6 and 8-14 set forth on Schedule XII attached hereto, in the event that any such repair cannot be completed on or before the applicable deadline, Lender shall extend such deadline for such reasonable time as may be necessary to complete the repair so long as Borrower diligently pursues such repair to completion, such additional period not to exceed ninety (90) days. With respect to item numbers 4 and 7 set forth on Schedule XII attached hereto, to the extent any Tenant is responsible for such repairs under the applicable Lease with Borrower, Borrower shall give notice of the repairs to be completed to the applicable Tenant and shall use commercially reasonable efforts to cause such Tenant to complete the repairs on or before the required deadline for such repair as set forth on Schedule XII attached hereto; provided, however, that Borrower shall be required to complete such repairs to the extent the applicable Tenant fails to do so. It shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs at the applicable Individual Property by the required deadline for each repair as set forth on Schedule XII attached hereto (as may be extended pursuant to this clause (a)).
(b)    Upon completion of the Required Repairs on or prior to the required deadline (as may be extended pursuant to clause (a) above), Lender shall have received (i) an Officer’s Certificate stating that all Required Repairs at the applicable Individual Property have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, including, without limitation, Environmental Law, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (iii) such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property have been completed and paid in full.

Section 5.2.     Negative Covenants. From the date hereof until payment and performance in full of the Debt or the earlier release of the Liens of the Security Instruments encumbering the Properties in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following with respect to its applicable Individual Property:
5.2.1     Operation of Property. (a) No Individual Borrower shall, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent such Individual Borrower’s consent is required for the applicable action: (i) surrender, terminate, cancel, amend or modify the applicable Management Agreement; provided that each Individual Borrower may, without Lender’s consent, replace the Manager applicable to its Individual Property so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.
(a)    Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
5.2.2     Liens. No Individual Borrower shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances and subject to the contest rights in Section 5.1.2 hereof.
5.2.3     Dissolution. No Individual Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity except as expressly permitted in the Loan Documents, (b) engage in any business activity not related to the ownership and operation of the applicable Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Individual Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender.
5.2.4     Change in Business. No Individual Borrower shall enter into any line of business other than the ownership and operation of the applicable Individual Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d).
5.2.5     Debt Cancellation. No Individual Borrower shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6     Zoning. No Individual Borrower shall initiate or consent to any zoning reclassification of any portion of its applicable Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
5.2.7     No Joint Assessment. No Individual Borrower shall suffer, permit or initiate the joint assessment of its Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.
5.2.8     Principal Place of Business and Organization. No Individual Borrower will cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all reasonable action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in its structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, each Individual Borrower shall, at its sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the applicable Individual Property as a result of such change. Each Individual Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Each Individual Borrower shall promptly notify Lender of any change in its organizational identification number. If each Individual Borrower does not now have an organizational identification number and later obtains one, it shall promptly notify Lender of such organizational identification number.
5.2.9     ERISA. (a) Neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.
(a)    Each of Borrower and Guarantor further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) with respect to each of Borrower and Guarantor, one or more of the following circumstances is true:
(i)    Equity interests therein are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2) as modified by Section 3 (42) of ERISA;
(ii)    Less than twenty-five percent (25%) of the total value of each outstanding class of equity interests therein are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or
(iii)    Such Person qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
(b)    Each of Borrower and Guarantor will fund or cause to be funded each Plan established or maintained thereby, or by any ERISA Affiliate thereof, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA (whether or not such standards are waived) with respect to such Plans. As soon as possible and in any event within ten (10) days after Borrower knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower and/or Guarantor, describing said ERISA Event and the action which Borrower and/or Guarantor, or an ERISA Affiliate thereof, proposes to take with respect thereto.
5.2.10     Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and, if Borrower is a trust, beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on the same as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or should Borrower default in the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.
(a)    Without the prior written consent of Lender and except to the extent otherwise expressly set forth in this Section 5.2.10, no Individual Borrower shall, nor shall permit any Restricted Party to, do any of the following (individually or collectively, a “Transfer”), (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) enter into a PACE Loan, or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.21.
(b)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.23 hereof; and (viii) if Borrower enters into, or the Properties are subjected to, any PACE Loan.
(c)    Notwithstanding the provisions of this Section 5.2.10, provided that no Event of Default shall have occurred and be continuing, subject to the penultimate sentence of this clause (d), Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the direct or indirect interests (as the case may be) in a Restricted Party (provided that any such Transfers by any Advisor Party that is not a Restricted Party of direct or indirect interests in Guarantor shall not be required to satisfy the conditions in the remainder of this sentence), nor shall the same constitute a Transfer prohibited by this Agreement or any of the other Loan Documents; provided, however, that, in the case of each such Transfer, (w) no such Transfer shall result in a change of Control in a Borrower or Guarantor, (x) the Properties shall be managed by a Qualified Manager pursuant to the Management Agreement or a Replacement Management Agreement, (y) if, as a result of the consummation of such Transfer, the organizational chart of Borrower attached hereto as Schedule III would no longer be accurate, Borrower shall deliver to Lender an updated organizational chart, together with an Officer’s Certificate, certifying that such updated organizational chart is true, correct and complete, and (z) in the event of any such Transfer resulting in any Person and its Affiliates that did not own in the aggregate more than ten percent (10%) of the direct or indirect interests in Borrower prior to such transfer, owning in excess of ten percent (10%) of the ownership interest in Borrower, Borrower shall provide to Lender, not less than ten (10) Business Days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number and (A) the proposed transferee must satisfy Lender’s then current “know your customer” standards and (B) Borrower shall have provided to Lender an Officer’s Certificate identifying the name and address of the proposed transferee and affirming that such proposed transferee is not a Embargoed Person. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than seven (7) Business Days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion generally in form and substance consistent with the Insolvency Opinion provided to Lender on the Closing Date or otherwise reasonably acceptable to Lender and the Rating Agencies. In addition, (i) at all times (except in connection with the one-time assumption of the Loan pursuant to subsection (h) below), Guarantor must continue to Control Borrower, and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower and (ii) in no event shall the Advisor Parties own more than five percent (5%) in the aggregate of the interests in Guarantor, Borrower or any subsidiary of Guarantor that owns a direct or indirect interest in Borrower. Notwithstanding anything to the contrary herein but without limiting the restrictions on Transfers of direct and indirect interests in Borrower, no withdrawal, removal or replacement of any advisor to Guarantor or REIT or the transfer or pledge of the direct or indirect equity interests in such advisor shall be deemed a Transfer or a change in Control or a violation of any provisions of this Agreement or the Loan Documents provided, that, Borrower and Guarantor shall provide to Lender reasonable prior written notice of such withdrawal, removal or replacement of such Person’s advisor.
(d)    Notwithstanding the foregoing, provided that no Event of Default shall have occurred and be continuing, Lender’s consent shall not be required in connection with a Permitted Pledge.
(e)    Notwithstanding the foregoing, neither Lender’s consent nor notice to Lender shall be required in connection with the issuance of any share or stock or any sale or transfer by a shareholder of any shares of REIT or any other corporation or REIT the shares of which are publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system, including, without limitation, NASDAQ, nor shall any such sale, transfer or issuance of stock constitute a Transfer prohibited by this Agreement or the other Loan Documents provided that after such sale, transfer or issuance of stock or units in REIT or such other publicly traded real estate investment trust or corporation, such entity continues to be publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system.
(f)    No Transfer of the Properties and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. At any other time upon thirty (30) days prior written notice to Lender, Borrower shall have the one-time right to convey the Properties to a new borrower (or new borrowers) (collectively, a “Transferee”) in connection with a sale of all of the Properties to such Transferee and have Transferee assume all of Borrower’s obligations under the Loan Documents, subject to the satisfaction of the following conditions: (i) no Event of Default shall have occurred and be continuing, (ii) unless the Transferee is a Qualified Transferee, Lender shall have consented to such Transferee, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) if reasonably required by Lender, a modification of the terms hereof, the Note, the Security Instruments or the other Loan Documents provided, that, any such modification shall not increase the obligations or decrease the rights of Borrower or increase the rights or decrease the obligations of Lender under any of the Loan Documents; (iv) an assumption of this Agreement, the Note, the Security Instruments and the other Loan Documents as so modified by Transferee, subject to the provisions of Section 9.4 hereof; (v) payment of all of fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, application fees, Rating Agency fees and expenses or reasonably required legal opinions; (vi) the payment of an assumption fee equal to one percent (1.0%) of the outstanding principal balance of the Loan; (vii) the delivery of an Additional Insolvency Opinion reflecting the proposed transfer generally in form and substance consistent with the Insolvency Opinion provided to Lender at the closing of this Loan or otherwise reasonably acceptable to Lender and the Rating Agencies; (viii) Transferee’s continued compliance with the representations and covenants set forth in Section 4.1.9, Section 4.1.30, Section 4.1.35, Section 5.1.24 and Section 5.2.9 hereof; (ix) the delivery of evidence satisfactory to Lender that Transferee is a Special Purpose Entity in accordance with the then current standards of Lender and the Rating Agencies; (x) prior to any release of Guarantor, a substitute guarantor reasonably acceptable to Lender and satisfying the Guarantor Financial Covenants shall have assumed the Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty and environmental indemnity reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor, whereupon the previous Guarantor shall be released from any further liability under the Guaranty for acts that arise from and after the date of such Transfer and such substitute guarantors shall be the “Guarantor” for all purposes set forth in this Agreement; (xi) if required by Lender after a Securitization, Transferee shall be approved by the Rating Agencies rating the Securities, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to the assumption of the Loan; (xii) delivery of (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Rating Agencies and (B) all certificates, agreements and legal opinions reasonably required by Lender and consistent with those provided in connection with the closing of the Loan, (xiii) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Properties and naming Transferee as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or Liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances, and (xiv) the Properties shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement.
(g)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. The provisions of this Section 5.2.10 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11     Use. Borrower shall not violate the exclusive use provisions of Section 5.3 of that certain Master Lease Agreement, dated as of July 30, 2014, between ARC PNSCRPA001, LLC and PNC Bank, National Association.
VI.    INSURANCE; CASUALTY; CONDEMNATION
Section 6.1.     Insurance. (a) Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Properties providing at least the following coverages:
(i)    comprehensive “special form” insurance, commonly referred to as “all risk”, including, but not limited to, loss caused by any type of windstorm or hail (including named storms) on the Improvements and any Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) unless otherwise approved by Lender in writing, providing for no deductible in excess of $50,000 for all such insurance coverage, provided, however, with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the affected Individual Property; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, including coverage for loss to the undamaged portion of the building, coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender but not to exceed 100% for Coverage A and 10% for each for Coverages B and C. In addition, Borrower shall obtain: (x) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance for all such Improvements and, if any, Personal Property in an amount equal to (1) the maximum amount of building and/or contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (which may be substituted with a private policy acceptable to Lender) plus (2) such greater amount as Lender shall reasonably require, with deductibles not to exceed $500,000 per building, $500,000 for contents per building and $100,000 for business income/rental loss; and (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity and with a probable maximum loss (PML) or scenario expected loss (SEL) greater than 20%; provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive special form insurance policy required under this subsection (i);
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket insurance Policy, containing an “Aggregate Per Location” endorsement); and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Security Instruments to the extent the same is available;
(iii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above and clauses (iv)(B), (v), (ix), and (x) below; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twenty-four (24) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Notes or (II) Operating Expenses set forth in the Approved Annual Budget or, if no such Approved Annual Budget exists, as approved by Lender in its reasonable discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the current property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in Section 6.1(a)(i) above written in a so-called builder’s risk completed value form in amounts acceptable to Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i) above, (3) including permission to occupy each Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)    comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vi)    if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;
(vii)    with respect to any employees of Borrower or to the extent Borrower is liable for employees of Manager, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the State in which the applicable Individual Property is located;
(viii)    umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;
(ix)    the insurance required under this Section 6.1(a)(i) - (iii) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a)(i) - (iii) and (viii) above at all times during the term of the Loan. If “acts of terrorism” or other similar acts or events or “fire following” such acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or policies required under Sections 6.1(a)(i) and (iii) above, Borrower shall obtain an endorsement to such policy or policies, or a separate policy insuring against all such excluded acts or events and “fire following” such acts or events in an amount not less than the sum of one hundred percent (100%) of the “Full Replacement Cost” and the business income/rent loss insurance required in Section 6.1(a)(iii) above); provided that such endorsement or policy shall be in form and substance satisfactory to Lender. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 6.1(a)(ix) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism; and
(x)    upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which any Individual Property is located.
(b)    All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds, such approval not to be unreasonably withheld. The Policies shall be issued by financially sound and responsible insurance companies approved to do business in the State and having a rating of (1) “A:VIII” or better in the current Best’s Insurance Reports and (2) “A” or better by S&P (and if Moody’s is rating the Securities, “A2” or better by Moody’s) or by a syndicate of insurers through which (A) at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P (and if Moody’s is rating the Securities, “A2” or better by Moody’s) and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and if Moody’s is rating the Securities, “Baa2” or better by Moody’s). The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (to be followed by complete copies of the Policies maintained by the Borrower upon issuance), accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.
(c)    Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) as determined by Lender. Further, to the extent the Policies are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of the Individual Property or Properties (the “Radius”), the limits of such blanket insurance Policy must be sufficient to maintain property and terrorism coverage as set forth in this Section 6.1 for the Individual Property or Properties as well as each other location within the Radius that is covered by such blanket insurance Policy calculated on a total insured value basis.
(d)    All Policies maintained by Borrower and provided for or contemplated by Section 6.1(a) shall name Borrower as the named insured and, in the case of liability coverages, shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a standard non‑contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)    All Policies provided for in Section 6.1 shall:
(i)    with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;
(ii)    with respect to the Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, the Policy shall not be canceled without at least thirty (30) days written notice to Lender. If issuer will not or cannot provide the notices required herein this clause (ii), Borrower shall be obligated to provide such notice; and
(iii)    not contain any clauses that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instruments and shall bear interest at the Default Rate.
(g)    Notwithstanding anything to the contrary contained in this Section 6.1, if, at any time and from time to time during the Term, the insurance policies maintained by any tenants under the Tenant Leases together with insurance policies maintained by Borrower do not (collectively) fully comply with the requirements set forth in this Section 6.1, then Borrower shall immediately notify Lender thereof in writing and Borrower shall, at its sole cost and expense, immediately procure and maintain either (x) "primary" insurance coverage in the event that the tenants do not provide the applicable insurance coverage required in this Section 6.1 or (y) “excess and contingent” insurance coverage in the event that any tenant does not have the sufficient insurance coverage required under this Section 6.1, in each case, in “concurrent form” with the policies obtained pursuant to the Tenant Leases, over and above any other valid and collectible coverage then in existence, as shall be necessary to bring the insurance coverage for each Property into full compliance with all of the terms and conditions of this Section 6.1.
(h)    Notwithstanding anything to the contrary contained in this Section 6.1, (A) solely with respect to PNC Bank, National Association (“PNC Tenant”), which occupies the

Individual Property located at 201 Penn Avenue, Scranton, Pennsylvania, to the extent that: (i) the PNC Lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the PNC Lease (iii) PNC Tenant, or any guarantor under the PNC Lease, remains fully liable for the obligations and liabilities under the PNC Lease and maintains a credit rating from S&P of at least “A-”, (iv) such PNC Lease will remain in full force and effect following a Casualty or, upon termination of the PNC Lease, PNC Tenant must turn over all insurance proceeds and (v) Borrower shall have provided to Lender, evidence satisfactory to Lender of such coverage, PNC Tenant may provide an all other perils deductible not to exceed $2,500,000; (B) solely with respect to FedEx Ground Package System, Inc., which occupies the Individual Property located at 163 Pittman Road, Morgantown, West Virginia, to the extent that: (i) the FedEx Ground Package System Lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the FedEx Ground Package System Lease (iii) such FedEx Ground Package System Lease will remain in full force and effect following a Casualty or, upon termination of the FedEx Ground Package System Lease, FedEx Ground Package System Tenant must turn over all insurance proceeds and (iv) Borrower shall have provided to Lender, evidence satisfactory to Lender of such coverage, FedEx Ground Package System, Inc. may provide an all other perils deductible not to exceed $2,500,000.
Section 6.2.     Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement) with respect to any Casualty with respect to any Individual Property in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
Section 6.3.     Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings in which the Award or the costs of completing the Restoration are equal to or greater than five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 6.4.     Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
(a)    If (i) the Net Proceeds are less than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, and (y) One Million Dollars ($1,000,000), but not more than five percent (5%) of the original principal balance of the Loan at any one time, and (ii) the costs of completing the Restoration are less than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, and (y) One Million Dollars ($1,000,000), but not more than five percent (5%) of the original principal balance of the Loan at any one time, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower thereafter shall expeditiously commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If (i) the Net Proceeds are equal to or more than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, and (y) One Million Dollars ($1,000,000), or more than five percent (5%) of the original principal balance of the Loan at any one time or (ii) the costs of completing the Restoration are equal to or more than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property, and (y) One Million Dollars ($1,000,000), or more than five percent (5%) of the original principal balance of the Loan at any one time, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable third party counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;

(B)    (1)    in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;
(D)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after issuance of building permits with respect thereto) and shall diligently pursue the same to satisfactory completion;
(E)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(F)    Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to as nearly as possible the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
(G)    the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(H)    the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)    intentionally omitted;
(J)    intentionally omitted;
(K)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned; and
(L)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are reasonably sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender (and such review and acceptance not to be unreasonably withheld, conditioned or delayed) and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the general contractor engaged in the Restoration, as well as the contracts under which it has been engaged, shall be subject to prior review and approval by Lender (and such review and acceptance not to be unreasonably withheld, conditioned or delayed) and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall be reduced to five percent (5%) of the costs actually incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed (subject only to non-material punchlist items) in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the related Title Insurance Policy, and Lender receives an endorsement to the related Title Insurance Policy insuring the continued priority of the Lien of the related Security Instruments and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Lockbox Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Notes, this Agreement or any of the other Loan Documents.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be deposited into the Lockbox Account as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable.
(d)    In the event of foreclosure of the Security Instruments with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(e)    In addition to the foregoing, in connection with any partial Condemnation or any Casualty, if (i) any Net Proceeds shall be equal to or greater than sixty percent (60%) of the Allocated Loan Amount in respect of the applicable Individual Property or (ii) provided no Event of Default shall have occurred and be continuing, any Net Proceeds shall be equal to or greater than the five percent (5%) of the Allocated Loan Amount and Lender does not disburse the Net Proceeds to Borrower for Restoration due to Borrower’s failure to satisfy the conditions set forth in Section 6.4(b)(i) hereof using commercially reasonable efforts, then Borrower shall have the right, but not the obligation, to elect not to proceed with a Restoration and to voluntarily prepay the Loan in an amount equal to the Release Price of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Price and any interest shortfall in connection therewith) and obtain the release of the applicable Individual Property from the lien of the Security Instruments thereon and related Loan Documents, provided that (i) Borrower shall have satisfied each of the requirements of Section 2.5 hereof, and (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the Payment Date occurring following the date the Net Proceeds shall be available to Borrower for such Casualty/Condemnation Prepayment provided that Borrower has delivered notice to Lender no later than the date of such application of Net Proceeds that it intends to make such Casualty/Condemnation Prepayment. For the avoidance of doubt, unless such payment is made following the occurrence of and during the continuance of an Event of Default, no Yield Maintenance Premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment
(f)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 6.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instruments following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Properties), the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties is greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the principal balance of the Loan must be paid down by an amount equal to the lesser of the following amounts: (i) the Net Proceeds or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instruments. If and to the extent the preceding sentence applies, only such amount of the Net Proceeds, if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 6.4. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).
(g)    Notwithstanding the last sentence of Section 6.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Subsection 6.1(a)(iii) above (“BI/Rent Loss Proceeds”) with respect to any Casualty shall be deposited by Lender directly into the Lockbox Account to the extent the BI/Rent Loss Proceeds reflects a replacement for lost Rents that would have been due under Leases existing on the date of such Casualty and to the extent reasonably necessary to make the payments described in the following sentence. Lender shall use the BI/Rent Loss Proceeds each month until the Restoration is complete to pay debt service, make the required monthly Reserve Account deposits and pay Operating Expenses and other expenses pursuant to the Approved Annual Budget or otherwise as reasonably approved by Lender pursuant to Section 2.6 for the applicable Payment Date.  In no event shall Lender make a lump sum disbursement of BI/Rent Loss Proceeds for a period in excess of one (1) month. Any BI/Rent Loss Proceeds remaining upon the completion of the Restoration shall be promptly distributed to Borrower.   All Net Proceeds other than BI/Rent Loss Proceeds shall be held by Lender and disbursed in accordance with this Section 6.4.
VII.    RESERVE FUNDS
Section 7.1.     Intentionally Omitted.
Section 7.2.     Tax and Insurance Reserve Funds. Upon the occurrence of a Cash Sweep Period, Borrower shall deliver to Lender to be held in escrow and disbursed pursuant to this Section 7.2, on each Payment Date during the continuance of a Cash Sweep Period, (i) one-twelfth (1/12th) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Reserve Account sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates and (ii) subject to the last sentence of this Section 7.2, one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate in the Tax and Insurance Reserve Account sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (amounts so deposited hereinafter called the “Tax and Insurance Reserve Funds” and the account into which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”). Provided no Event of Default then exists, Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to the Approved Annual Budget, Section 5.1.2 hereof and under the Security Instruments. In making any payment relating to the Tax and Insurance Reserve Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes), or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to the Approved Annual Budget, Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Funds. Any amount remaining in the Tax and Insurance Reserve Account (a) after the Debt has been paid in full shall be disbursed in accordance with Section 7.7(e) below, (b) after the Cash Sweep Period has ended shall be disbursed in accordance with Section 7.6.2 below, or (c) that is related to a Release Property pursuant to Section 2.5.2 or a Replaced Property pursuant to Section 2.5.3 shall be disbursed in accordance with Section 2.5.2 or Section 2.5.3, as applicable. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes, Other Charges or Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding anything to the contrary herein, if insurance for the Property is provided through a blanket insurance Policy acceptable to Lender, Borrower shall not be required to fund the Tax and Insurance Reserve Account with funds for Insurance Premiums pursuant to clause (ii) above except during the continuation of an Event of Default.
Section 7.3.     Replacement Reserve Funds.
7.3.1     Replacement Reserve Funds. Upon the occurrence of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date during the continuance of such Cash Sweep Period, one-twelfth (1/12th) of the product of $0.25 multiplied by the total number of aggregate rentable square feet comprising all of the Properties then subject to the lien of the Security Instruments (the “Replacement Reserve Monthly Deposit”), which amounts are reasonably estimated by Lender to be due for replacements, capital expenditures in accordance with any Approved Annual Budget, and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Any amount remaining in the Replacement Reserve Account (a) after the Debt has been paid in full shall be disbursed in accordance with Section 7.7(e) below, (b) after the Cash Sweep Period has ended shall be disbursed in accordance with Section 7.6.2 below, or (c) that is related to a Release Property pursuant to

Section 2.5.2 or a Replaced Property pursuant to Section 2.5.3 shall be disbursed in accordance with Section 2.5.2 or Section 2.5.3, as applicable.
7.3.2     Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property, replacements of inventory or for any costs which are to be reimbursed from the Rollover Reserve Funds.
(a)    Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual reasonably approved costs of Replacements or to reimburse Borrower therefor, as reasonably determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default then is continuing.
(b)    Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or reasonably approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall provide an Officer’s Certificate stating that all such Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts.
(c)    At the request of Borrower, Lender will issue checks (or at Borrower’s sole cost and expense, funds through wire payment), payable to Borrower or the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000.00 for completion of its work or delivery of its materials (which lien waivers may be conditioned upon receipt of such funds). Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (which lien waivers may be conditioned upon receipt of such amounts paid pursuant to the request for payment).

(d)    A request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the such Individual Property, (B) all other conditions in this Agreement for disbursement have been satisfied, (C) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required, and (D) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor (which lien waivers may be conditioned upon receipt of such amounts paid pursuant to the request for payment).
(e)    Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $15,000.00.
7.3.3     Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
(a)    Lender reserves the right, at its option, to approve all contracts or work orders in excess of $25,000.00 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
(b)    In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to cause Borrower to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Replacement.
(c)    During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent there are not sufficient Replacement Reserve Funds therefor, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower if Lender has accelerated the Loan following an Event of Default. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents for such Replacements; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.
(d)    Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.
(e)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, and to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, during the continuance of an Event of Default, to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this subsection (f) or the completion of Replacements pursuant to this Section 7.3.3.
(f)    Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(g)    The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(h)    Before each disbursement from the Replacement Reserve Account in excess of $25,000.00, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instruments and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Security Instruments and any other Liens previously approved in writing by Lender, if any).
(i)    All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(j)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
7.3.4     Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
(a)    Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Funds on account of an Event of Default to payment of the Debt or in any specific order or priority
7.3.5     Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 7.4.     Rollover Reserve Funds.
7.4.1     Deposits to Rollover Reserve Account. (a) upon the occurrence of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date during the continuance of such Cash Sweep Period, one-twelfth (1/12th) of the product of $1.00 multiplied by the total number of aggregate rentable square feet comprising all of the Properties then subject to the lien of the Security

Instruments (the “Rollover Reserve Monthly Deposit”), and (b) upon the occurrence and during the continuance of a Lease Sweep Period, provided no Cash Sweep Period or Event of Default shall have occurred and be continuing, on each Payment Date during the continuance of such Lease Sweep Period, the amounts required under Section 2.6.2(b)(ix)(B) hereof. In addition, Borrower shall deliver to Lender for deposit into the Rollover Reserve Account all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions (“Lease Termination Payments”). All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.
7.4.2     Withdrawal of Rollover Reserve Funds.
(a)    Provided no Event of Default then exists, Lender shall make disbursements of the Rollover Reserve Funds (i) deposited pursuant to Section 7.4.1(a) for tenant improvement and leasing commission obligations incurred by Borrower, and (ii) deposited pursuant to Section 7.4.1(b) from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower with respect to the Individual Property related to a Lease Sweep Event. All such expenses shall be approved by Lender in its reasonable discretion if not previously approved in the Approved Annual Budget. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request, together with an Officer’s Certificate stating that the amounts requested shall be used to pay for approved tenant improvements and leasing commissions. Each such draw request shall be accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Properties at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000.00 for which reimbursement is sought.
(b)    Notwithstanding anything to the contrary in the foregoing, provided no Event of Default has occurred and is continuing, Lease Termination Payments shall be remitted to Borrower in the event (i) the demised premises under the related cancelled, terminated or surrendered Lease has been re-let in accordance with the terms of this Agreement, (ii) the replacement tenant is in occupancy of such demised premises and paying full, unabated rent, and (iii) all tenant improvements and leasing commissions have been paid with respect to the applicable demised premises.

(c)    Notwithstanding anything to the contrary in the foregoing, provided no Event of Default or Cash Sweep Period has occurred and is continuing, upon the occurrence of a Lease Sweep Event Cure, all funds deposited pursuant to Section 7.4.1(b) above shall be promptly returned, provided that (i) if a Lease Sweep Period is cured by a replacement Tenant reasonably acceptable to Lender (it being agreed that a Tenant having a lower investment grade rating shall not in and of itself cause such Tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender) executing a new Lease on terms and conditions reasonably acceptable to Lender, an amount equal to the sum of all outstanding free rent and tenant improvements, tenant allowances and leasing commissions payable by Borrower under such Lease or portion thereof remaining in the Rollover Reserve Account shall remain on deposit in the Rollover Reserve Account for disbursement pursuant to Section 7.4.2(a) and shall not be returned to Borrower pursuant to this Section 7.4.2(c), and (ii) if a Lease Sweep Period is cured pursuant to clause (a) of the definition of “Lease Sweep Event Cure” and any Tenant is still dark, the funds deposited into the Rollover Reserve Account with respect to such dark Tenant shall not be returned to Borrower pursuant to this Section 7.4.2(c) until such Tenant is no longer dark or a replacement Tenant reasonably acceptable to Lender (it being agreed that a Tenant having a lower investment grade rating shall not in and of itself cause such Tenant to not be reasonably acceptable provided such difference would not be deemed material to a prudent lender) has executed a new Lease on terms and conditions reasonably acceptable to Lender for the applicable demised premises, in which case the funds on deposit in the Rollover Reserve Account shall be disbursed in accordance with this Section 7.4.2(c).
Section 7.5.     Unfunded Obligations Account.
7.5.1     Deposits to Unfunded Obligations Account. Borrower shall pay to Lender on the Closing Date a deposit in the amount of $0.00, which is the amount reasonably estimated by Lender in its sole discretion to be due for the Unfunded Obligations. Amounts so deposited shall hereinafter be referred to as the “Unfunded Obligation Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Unfunded Obligations Reserve Account”.
7.5.2     Disbursements from Unfunded Obligations Account. Borrower shall perform its obligations in respect of the Unfunded Obligations when and as due under the respective Leases or other applicable agreements. Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall, within ten (10) Business Days of written request from Borrower, cause disbursements to Borrower from the Unfunded Obligations Reserve Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of Unfunded Obligations (or in the case of any Unfunded Obligations that is free rent, whether or not Borrower makes a request, the amount of such free rent shall automatically be remitted into the Lockbox Account as same would have become due as rent in accordance with Schedule IX), provided that (a) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable; (b) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement, that all conditions precedent to such disbursement required by the Loan Documents have been satisfied and that Borrower has received lien releases or waivers (which may be conditioned on payment of the requested disbursement and may be partial in that they relate solely to the work for which payment is being made) from any applicable contractors and subcontractors with respect to the requested disbursement; and (c) Lender may condition the making of a requested disbursement on reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section 7.5 for the expenses to which specific draws made hereunder relate.

Section 7.6.     Excess Cash Flow Reserve Funds.
7.6.1     Deposits to Excess Cash Flow Reserve Account. During a Cash Sweep Period, all Excess Cash Flow shall be held in a subaccount of the Cash Management Account (or such other account as Lender or its Servicer may require), and shall be held by Lender as additional security for the Loan. Amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.
7.6.2     Disbursements from Excess Cash Flow Reserve Account. Upon the occurrence of a Cash Sweep Event Cure and provided no additional Cash Sweep Period or Event of Default then exists, all Excess Cash Flow Reserve Funds shall promptly be delivered to Borrower. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been paid in full shall promptly be paid to Borrower. If a Cash Sweep Period and Lease Sweep Period exist simultaneously and a Cash Sweep Event Cure occurs, all cash flow attributable to the Lease(s) which caused the Lease Sweep Event shall be transferred from the Excess Cash Flow Reserve Account to the Rollover Reserve Account to be held and disbursed in accordance with Section 7.4 hereof.
Section 7.7.     Reserve Funds, Generally. (a) Borrower grants to Lender a first- priority perfected security interest in each of the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
(a)    Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(b)    The Reserve Accounts shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Account (with the exception of the Tax and Insurance Reserve Account) shall be added to and become a part of such Reserve Account and shall be disbursed in the same manner as other monies deposited in such Reserve Account. All interest or other earnings on the Tax and Insurance Reserve Account shall be for the account of Lender or Servicer in consideration of its administration of such Tax and Insurance Reserve Account. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Funds were created and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Reserve Funds). No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender and Servicer shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
(c)    Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds, the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(d)    Notwithstanding anything to the contrary contained herein, any Reserve Funds remaining after the Debt has been paid in full shall be returned promptly thereafter to Borrower.
Section 7.8.     Letters of Credit.
(a)    Delivery of Letters of Credit.
(i)    In lieu of making all or any cash deposits to any of the Reserve Accounts, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.8. Additionally, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.8 to replace cash deposits previously made to the Reserve Accounts. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Replacement Reserve Account, the Rollover Reserve Account and the Tax and Insurance Reserve Account, as applicable, shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Account pursuant to this Agreement. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Tax and Insurance Reserve Account shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Account over the next three (3) month period. In the event that a Letter of Credit is delivered in lieu of any portion of the Tax and Insurance Reserve Funds, Borrower shall be responsible for the payment of Taxes or Insurance Premiums, as applicable, and Lender shall not be responsible therefor. In lieu of making the deposits of Excess Cash Flow to the Excess Cash Flow Reserve Account, Borrower has the right, every three (3) months, to deliver a Letter of Credit to Lender in an amount equal to three (3) months of funds that Borrower reasonably anticipates (as reasonably approved by Lender) would otherwise be deposited into the Excess Cash Flow Reserve Account during the impending three month period. Additionally, Borrower shall have the right to substitute a Letter of Credit for cash on deposit in the Excess Cash Flow Reserve Account in which event upon receipt of such Letter of Credit, Lender shall cause cash in an amount equal to the amount of the Letter of Credit to be delivered promptly to Borrower.
(ii)    Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. No party other than Lender shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder (or an amendment to the original Letter of Credit to reduce the amount accordingly) and (ii) Lender, after receiving such replacement Letter of Credit, promptly returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds. Upon ten (10) days’ notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Account if a Letter of Credit has been outstanding for more than six (6) months. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Account and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.
(iii)    Borrower shall provide Lender with notice of any increases in the annual payments for Taxes or Insurance Premiums thirty (30) days prior to the effective date of any such increase and if applicable any applicable Letter of Credit shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase.
(iv)    In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Section 7.8 after the Closing Date, Borrower shall have no reimbursement obligations with respect to such Letter of Credit, and such Letter of Credit shall be deemed a contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in a form reasonably acceptable to Lender. After the Closing Date, the aggregate amount of any Letters of Credit delivered pursuant to this Agreement or any other Loan Document (together with any guarantees, other than non-recourse guarantees) shall not exceed ten percent (10%) of the outstanding principal balance of the Loan. The applicant under each Letter of Credit shall be required, until such time as the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law, in equity or otherwise (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other Person liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.
(b)    Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to either (a) draw upon any Letter of Credit and to apply all or any part of such funds to the Debt in such order, proportion or priority as Lender may determine or (b) hold amounts so drawn as additional security for the payment of the Debt. Any such application to the Debt shall be subject to the Yield Maintenance Premium if applied prior to the Open Prepayment Date.
(c)    Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit unless upon the occurrence of any of the events set forth in clauses (i) through (iii), Borrower has delivered a cash deposit to Lender in the amount of the Letter of Credit to replace such Letter of Credit: (i) if Lender has received a notice from the Issuing Bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the Issuing Bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iii) if the Issuing Bank shall cease to be an Eligible Institution and Borrower fails to deliver a replacement Letter of Credit within fifteen (15) Business Days after Borrower’s receipt of notice from Lender that the Issuing Bank is no longer an Eligible Institution. If Lender draws on the Letter of Credit pursuant to this Section 7.8(c) and no Event of Default exists and is continuing, then Lender shall apply the proceeds of the Letter of Credit to Borrower’s reserve obligations under this Agreement. Notwithstanding anything to the contrary contained herein, Lender shall not be obligated to draw upon any Letter of Credit upon the happening of an event specified in clauses (i), (ii) or (iii) above and shall not be liable for any losses sustained by Borrower as a result of the insolvency of the bank issuing the Letter of Credit if Lender has not drawn upon the Letter of Credit. Borrower shall not be entitled to draw from any Letter of Credit.
VIII.    DEFAULTS
Section 8.1.     Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) or any other amount payable to Lender pursuant to the Loan Documents is not paid on or prior to the date when the same is due; provided, that with respect to clause (C) only, such failure is continuing for five (5) Business Days after Lender delivers notice thereof to Borrower, subject to Section 2.6.3 hereof;

(ii)    if any of the Taxes or Other Charges are not paid prior to the date on which any penalties or interest would be due; provided, however, that Lender’s failure to timely pay the Taxes or Other Charges from the Tax and Insurance Reserve Account shall not constitute an Event of Default if sufficient funds collected pursuant to Section 7.2 hereof are available in the Tax and Insurance Reserve Account to pay such Taxes or Other Charges when due and Lender fails to apply same when required to do so in accordance with this Agreement;
(iii)    if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request; provided, however, that Lender’s failure to timely pay the Insurance Premiums from the Tax and Insurance Reserve Account shall not constitute an Event of Default if sufficient funds collected pursuant to Section 7.2 hereof are available in the Tax and Insurance Reserve Account to pay such Insurance Premiums when due and Lender fails to apply same when required to do so in accordance with this Agreement;
(iv)    if Borrower Transfers or otherwise encumbers any portion of any Individual Property or any Person Transfers or otherwise encumbers any interest in a Restricted Party without Lender’s prior written consent (to the extent required herein) in violation of the provisions of this Agreement or Article 6 of the applicable Security Instruments;
(v)    if any representation or warranty made by Borrower or Guarantor herein or made by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by Borrower or Guarantor shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided that, to the extent that Lender reasonably determines that any such false or misleading representation or warranty was inadvertent, is non-recurring, and is capable of being cured, then the foregoing shall only constitute an Event of Default if Borrower does not cure such false or misleading representation or warranty within thirty (30) days following the date on which Borrower receives notice of such false or misleading representation or warranty from Lender;
(vi)    if Borrower or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not pay its debts as they become due;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days and Lender declares the foregoing to be an Event of Default;
(x)    (A) if Borrower breaches any of its respective negative covenants contained in Section 5.2 hereof in any material respect unless Borrower promptly corrects such breach within ten (10) Business Days (or such longer period as is expressly provided for in this Agreement) after the earlier of (i) receipt of notice from Lender thereof and (ii) Borrower gaining knowledge of such breach, or (B) if Borrower breaches any representation, warranty or covenant contained in Section 4.1.30 hereof, unless (x) such breach is immaterial, inadvertent and non-recurring and (y) such violation or failure to comply does not materially increase the likelihood of substantive consolidation between Borrower and any other entity and if required by Lender, Borrower delivers an Additional Insolvency Opinion reasonably acceptable to Lender taking into consideration such breaches and (z) such violation or failure is both susceptible of cure and is promptly corrected by Borrower within thirty (30) days after such breach occurs;
(xi)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice and the expiration of such grace period;
(xii)    if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless (x) the action causing such assumption to be untrue is immaterial, inadvertent and non-recurring and (y) the action causing such assumption to be untrue does not materially increase the likelihood of substantive consolidation between Borrower and any other entity and if required by Lender, Borrower delivers an Additional Insolvency Opinion reasonably acceptable to Lender taking into consideration the action causing such assumption to be untrue and (z) the action causing such assumption to be untrue is both susceptible of cure and is promptly corrected by Borrower within thirty (30) days after such action occurs;
(xiii)    if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management

Agreement (or any Replacement Management Agreement) to the extent Borrower receives notice of such default and fails to promptly cure such default within ten (10) Business Days thereafter, and if Manager terminates the same, Borrower fails to enter into a Replacement Management Agreement in accordance with the applicable terms and conditions of this Agreement prior to the effective termination date of the Management Agreement by Manager;
(xiv)    if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;
(xv)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in this Section 8.1(a), for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xvi)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
(xvii)    if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, each for five (5) Business Days after notice to Borrower from Lender;
(xviii)    if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a Material Adverse Effect; or
(xix)    if Guarantor breaches any of the Guarantor Financial Covenants and Borrower does not provide a Replacement Guarantor within the time period set forth in Section 1.12(f) of the Guaranty.
(b)    Upon the occurrence of an Event of Default (other than an Event of Default described in Sections 8.1(a)(vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Sections 8.1(a)(vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2.     Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(a)    With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan following an Event of Default, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(b)    Following an Event of Default, Lender shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until an Event of Default has occurred and Lender has accelerated the Loan. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(d)    Any amounts recovered from the Property or any other collateral for the Loan after and during the continuation of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(e)    If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower and without releasing Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Property or the priority of the Lien granted by the Security Instruments.
(a)    If an Event of Default has occurred and is continuing and Lender has commenced the exercise of its remedies in connection therewith, Lender may appear in and defend any action or proceeding brought with respect to the Property and may bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect its interest in the Property. Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.
(b)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3.     Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or Guarantor or to impair any remedy, right or power consequent thereon.
IX.    SPECIAL PROVISIONS
Section 9.1.     Securitization.
9.1.1     Sale of Note and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales and/or securitizations, collectively, a “Securitization”).
(a)    In connection with a Securitization or Participation, at the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization or Participation (but in no event shall such cooperation result in any increase in any obligations of Borrower or rights of Lender or decrease in any rights of Borrower or obligations of Lender under the Loan Documents or a change in any of the economic or monetary provisions of the Loan or the Loan Documents or result in any “rate creep” under the Loan Documents prior to any Event of Default). Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantor, if any, the Properties and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that Borrower, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s sole cost and expense subject to Section 9.1.2 hereof, cooperate with Lender’s efforts to arrange for a Securitization or Participation in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization or Participation (as applicable), including, without limitation, to:

(i)    provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
(ii)    assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, and their respective Affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;
(iii)    deliver (x) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower and their respective Affiliates and the Loan Documents, and (y) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;
(iv)    if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;
(v)    make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrower and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;
(vi)    make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original notes or modify the original notes to reflect multiple components of the Loan and such new notes or modified notes may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as Borrower previously provided to Lender on the Closing Date; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (A) the initial weighted average interest rate payable under the Notes or take any other action which would result in “rate creep” prior to any Event of Default, (B) the stated maturity of the Notes, (C) the provisions related to pro rata payment between the Loan and any mezzanine loans and among the notes for each such loan prior to an Event of Default, (D) the aggregate principal of the Notes, (E) any other material economic term of the Loan, (F) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (G) increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents or increase the rights or reduce the obligations of Lender, nor shall

Borrower (subject to Section 9.1.3 hereof) be required to modify its organizational structure or make any other modification, if such modification would cause it or any of its Affiliates or direct or indirect owners to incur any additional tax liability. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans;
(vii)    if requested by Lender, to divide the Properties into two (2) or more separate pools, each securing separate notes/loans which may or may not be cross-defaulted and/or cross collateralized, provided that in creating such separate notes Borrower shall not be required to agree to any changes that would modify the initial weighted average interest rate payable under the Notes, result in “rate creep” prior to any Event of Default or increase any obligations of Borrower or rights to Lender or decrease any obligations of Lender or rights of Borrower; and
(viii)    if requested by Lender, review any information regarding the Properties, Borrower, Guarantor, Manager and the Loan which is contained in any Disclosure Documents (including any amendment or supplement to either thereof), including without limitation, the sections entitled “Risk Factors”, “Special Considerations”, “Description of the Mortgage”, “Description of the Mortgage Loan and Mortgaged Property”, “The Manager”, “The Borrower”, and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters) and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Properties, Borrower, Guarantor, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(b)    Lender or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:
(i)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent

(10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Properties and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or
(ii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Properties for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Properties is the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).
(d)    Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Properties (to the extent available to Borrower) if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(e)    If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable

Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(f)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:
(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and
(ii)    with respect to ongoing information required under Section 9.1.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.
(g)    If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.
(h)    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.
(i)    All financial statements provided by Borrower pursuant to Section 9.1.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.
(j)    In connection with any Securitization, Lender shall have the right, and Borrower hereby authorizes Lender, to disclose any and all information in Lender’s possession regarding Borrower, Guarantor, Manager, the Properties and/or the Loan in any disclosure document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with such Securitization or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs. Notwithstanding anything in this Section 9.1.1 to the contrary, if audited financial statements are required, Borrower may provide the audited financial statements of REIT in lieu of audited financial statements of the Borrower.
9.1.2     Securitization Costs. All reasonable third party costs and expenses incurred by Borrower, Guarantor and Manager in connection with Borrower’s complying with requests made under Section 9.1.1 (including, without limitation, the fees and expenses of the Rating Agencies) and Section 9.1.3 shall be paid by Lender, except in such situations as reasonably determined by Lender that actions taken by Lender was a reasonable and proximate result of any misrepresentation or omission of Borrower or any material adverse condition of the Property in which event(s) all costs and expenses incurred by Borrower in connection with Borrower’s compliance of the terms and conditions of Section 9.1.1 and Section 9.1.3, including the fees and expenses of Borrower’s attorneys (whether in-house or retained), shall be paid by Borrower.
9.1.3     Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, each Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan and any new Mezzanine Loan(s) and to require the payment of the Loan and any New Mezzanine Loan(s) to be made pro rata prior to an Event of Default; provided, that (i) in no event shall the weighted average interest rate of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such New Mezzanine Loan(s) will not increase Borrower’s obligations and liabilities under the Loan Documents, or decrease the rights of Borrower under the Loan Documents, or decrease Lender’s obligations under the Loan Documents or increase Lender’s rights under the Loan Documents provided that customary mezzanine loan provisions shall not constitute an increase in Lender’s rights or decrease in Borrower’s rights or increase in Borrower’s obligations. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine

Loan all of which shall be on substantially the same terms and conditions as the Loan Documents. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended, and an Additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and the Rating Agencies.
9.1.4     Participations.
(a)    Borrower acknowledges and agrees that Lender may at any time issue one or participation interests in the Loan (each, a “Participation”).
(b)    Each Lender that sells a participation pursuant to Section 9.1.4(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
9.1.5     Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have a one-time right to modify all payment dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”). Borrower shall cooperate with Lender to implement any Re-Dating. If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating.
Section 9.2.     Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(a)    The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement in form reasonably satisfactory to Lender and the Indemnifying Persons (i) certifying that (A) each Indemnifying Person has examined those portions of the Disclosure Documents specified by Lender and provided to such Indemnifying Person which may include, without limitation, the sections entitled “Risk Factors”, “Special Considerations”, “Description of the Security Instruments”, “Description of the Mortgage Loans and Mortgaged Property”, “The Manager”, “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan”, and (B) such sections (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Manager which is an Affiliate of Borrower or Guarantor, and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”), and such Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying each Co-Lender (including its officers and directors), Credit Suisse (whether or not it is the Lender), any Affiliate of any Co-Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of any Co-Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities; provided, however, that (x) the Indemnifying Person will be liable in any such case under Section 9.1.4(b) only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to any Co-Lender by or on behalf of the Indemnifying Person in connection with the preparation of the Disclosure Document, (y) the Indemnifying Person shall not be obligated to provide the certification set forth herein or be liable hereunder if such Indemnifying Person has not been afforded reasonable time under the circumstances to review and comment on the applicable sections of the applicable Disclosure Document, and (z) no Indemnifying Person shall be liable in connection with the above with respect to any statement or omission or any failure of a Co-Lender to accurately transcribe any portion of the Covered Disclosure Information provided by such Indemnifying Person. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (ii) and (iii) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (i) above is provided.
(b)    In connection with any filing pursuant to the Exchange Act in connection with or relating to the Securitization, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, however, that (x) the Indemnifying Person will be liable in any such case under Section 9.2(c) only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to any Co-Lender by or on behalf of the Indemnifying Person in connection with the preparation of the Disclosure Document, (y) the Indemnifying Person shall not be obligated to provide the certification set forth herein or be liable hereunder if such Indemnifying Person has not been afforded reasonable time under the circumstances to review and comment on the applicable sections of the applicable Disclosure Document, and (z) no Indemnifying Person shall be liable in connection with the above with respect to any statement or omission or any failure of a Co-Lender to accurately transcribe any portion of the Covered Disclosure Information provided by such Indemnifying Person.
(c)    Borrower shall indemnify each Co-Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which such Co-Lender, each of its respective officers, directors, partners, employees, representatives involved in the origination of the Loan or the Securitization, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
(d)    Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such

Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there is an actual conflict of interest between the Indemnified Parties seeking separate representation.
(e)    Without the prior written consent of Lender (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).
(f)    The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) above but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (i) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation and (ii) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.
(g)    The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
(h)    The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt as to matters that arise due to facts or circumstances existing prior to satisfaction and discharge of the Debt.
(i)    Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
Section 9.3.     Increased Costs Due to Capital and Liquidity Requirements. If Lender determines that, as a consequence of this Agreement or the loan made by Lender, any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy) and Lender is making the same determination for similarly situated borrowers and similar loans, then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
Section 9.4.     Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Notes, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, this Agreement, the Security Instruments and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Notes, this Agreement, the Security Instruments and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Notes, this Agreement, the Security Instruments or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instruments; (iii) affect the validity or enforceability of the Guaranty or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instruments (in which event such deficiency judgment shall be used solely to realize on such Collateral) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties.
(a)    Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with any of the following:

(i)    fraud or intentional material misrepresentation by Borrower or Guarantor in connection with the Loan;
(ii)    the gross negligence or willful misconduct of Borrower or Guarantor;
(iii)    the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Security Instruments concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
(iv)    the removal or disposal of any portion of the Properties after an Event of Default or material physical waste of the Properties;
(v)    the misapplication, misappropriation or conversion by Borrower or Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents following an Event of Default or (D) any Rents paid more than one (1) month in advance;
(vi)    failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Properties except to the extent the same are being contested in good faith in accordance with this Agreement;

(vii)    any security deposits, advance deposits or any other deposits collected with respect to the Properties which are not delivered to Lender upon a foreclosure of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action-in-lieu thereof;
(viii)    intentionally omitted;
(ix)    a breach of Section 9.2 and/or Section 10.21 hereof;
(x)    the failure to pay Taxes or Insurance Premiums in accordance with the terms of the Loan Documents or the failure to maintain the Policies required pursuant to the terms of the Loan Documents in full force and effect, in each case to the extent that there is sufficient cash flow from the Properties (on an aggregate basis) to pay therefor or funds are available in the Tax and Insurance Reserve Accounts to pay the same;
(xi)    if Borrower or any Affiliate of Borrower, in any judicial or quasi-judicial case, action or proceeding relating to the Debt brought by Lender (a) contests the validity or enforceability of the Loan Documents or (b) directly or indirectly contests or intentionally hinders, delays or obstructs the pursuit of any rights or remedies by Lender (including the commencement and/or prosecution of a foreclosure action, judicial or non-judicial, the appointment of a receiver for the Property or any portion thereof or any enforcement of the terms of the Assignment of Leases) after an Event of Default; provided, however, that there shall be no liability to Borrower under this subsection for raising and pursuing good faith actions or defenses;
(xii)    intentionally omitted;
(xiii)    any material amendment or modification of any Lease affecting any Individual Property in violation of the terms of this Agreement or any cancellation or termination of any Lease (other than a termination of a Lease due to the Tenant’s unilateral right to terminate as set forth in such Lease at the time of Lender’s approval or deemed approval thereof) in violation of the terms of the Loan Documents;
(xiv)    the failure by any Individual Borrower to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof;
(xv)    the failure by any Individual Borrower to maintain its status as a Special Purpose Entity, which failure is cited as a factor in the substantive consolidation of such Individual Borrower with any other Person in connection with any federal or state bankruptcy proceeding; and/or
(xvi)    any cash flow not being deposited into the Rollover Reserve Fund pursuant to subsection (b) of the definition of “Lease Sweep Event” with respect to each Lease which caused the Lease Sweep Event to occur (or, for the avoidance of doubt, would have caused a Lease Sweep Period to commence if a Lease Sweep Period did not already exist) to the extent required under the Loan Documents during the period commencing on the date Tenant notifies Borrower that it does not intend to renew such Lease and ending on the date the Lease Sweep Period pursuant to such subsection (b) of the definition of “Lease Sweep Event” actually commences hereunder.
Notwithstanding anything to the contrary in this Agreement, the Notes or any of the Loan Documents, (I) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instruments or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents and (II) the Debt shall be fully recourse to Borrower in the event of any of the following: (A) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (C) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Properties other than at Lender’s request; (E) Borrower making an assignment for the benefit of creditors other than at Lender’s request, or admitting, in writing or in any legal proceeding other than at Lender’s request, its insolvency or inability to pay its debts as they become due; (F) if any Individual Borrower fails to maintain its status as a Special Purpose Entity and such failure results in the substantive consolidation of such Individual Borrower with any other Person in connection with any federal or state bankruptcy proceeding; (G) if Borrower fails to obtain Lender’s prior written consent to any Indebtedness not permitted under the Loan Documents or voluntary Lien encumbering the Properties, other than as expressly permitted without Lender’s consent pursuant to the Loan Documents; and/or (H) if Borrower fails to obtain Lender’s prior written consent to any Transfer to the extent such consent is required by this Agreement or the Security Instruments.
Section 9.5.     Matters Concerning Manager. If (i) the Loan is accelerated after the occurrence of an Event of Default, (ii) the Manager shall become subject to a Bankruptcy Action or (iii) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement on terms and conditions reasonably satisfactory to Lender.
Section 9.6.     Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer; provided, however, except as expressly set forth in this Section 9.6, Borrower shall not be responsible for the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Sections 2.2.4 and 2.3.5 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all actual out-of-pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer (including any reasonable attorneys’ fees and expenses) as a result of or in connection with the following: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) following an Event of Default or the Loan becoming specially serviced, any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) following an Event of Default or the Loan becoming specially serviced, the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement or required under the terms and conditions of this Agreement); or (iv) any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan not otherwise provided for in this Agreement.
X.    MISCELLANEOUS
Section 10.1.     Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2.     Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.
Section 10.3.     Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(a)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-

CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICES COMPANY
80 STATE STREET
ALBANY, NEW YORK 12207
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS) AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 10.4.     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5.     Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other

Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6.     Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc. One Madison Avenue New York, New York 10019 General Counsel’s Office Attention: Sarah Nelson, Esq., Facsimile No.: (212) 743-2823
Citi Real Estate Funding Inc.
390 Greenwich Street
7th Floor
New York, New York 10013
Attention: Ana Rosu Marmann
Facsimile No.: (646) 328-2938

With a copy to:	Cadwalader, Wickersham & Taft, LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: Holly M. Chamberlain, Esq. Facsimile No.: (704) 348-5200

and to:	Column Financial, Inc. Eleven Madison Avenue New York, New York 10019 Attention: N. Dante LaRocca Facsimile No.: (646) 935-8520

If to Borrower:	c/o Global Net Lease, Inc. 405 Park Avenue New York, New York 10022 Attention: Jesse Galloway

With a copy to:	Arnold & Porter Kaye Scholer LLP 250 W 55th Street New York, NY 10019 Attention: John Busillo, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.
Section 10.7.     Trial by Jury. EACH OF LENDER (BY ITS ACCEPTANCE OF THIS AGREEMENT) AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
Section 10.8.     Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10.     Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11.     Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12.     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages (including, without limitation, any special, indirect, consequential or punitive damages), and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13.     Expenses; Indemnity. (a) Except as expressly provided otherwise in this Agreement or the other Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, each Co-Lender upon receipt of notice from such Co-Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Co-Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by such Co-Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) each Co-Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any reasonable requests made pursuant to the provisions of the Loan Documents with which Borrower is required to comply pursuant to the other terms of the Loan Documents; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan, all as provided herein; and (viii) enforcing any obligations of Borrower or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing

Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.6; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.
(a)    Borrower shall indemnify, defend and hold harmless each Co-Lender and its officers, directors, agents, employees and affiliates and/or subsidiaries involved in a Securitization of the Loan (and the successors and assigns of the foregoing) and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, any Person who may hold or acquire or will have held a full or partial direct interest in the Loan (collectively, the “Lender Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not a Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents or (ii) any breach by Borrower of its obligations related to the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
(b)    Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency following a Securitization pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(c)    In no event shall Borrower have any liability under this Agreement or under any other Loan Document for special, incidental, indirect or consequential damages.

Section 10.14.     Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15.     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, any Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16.     No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
(a)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17.     Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Credit Suisse, or any of their Affiliates may be made without Lender’s prior approval (but subject to Lender's prior review and comment) so long as such news release or publicity (1) is consistent with past practices of Borrower, Guarantor and their Affiliates for commercial real estate loans and (2) does not refer in any manner to a potential Securitization of the Loan. Any news release or publicity that does not satisfy both clauses (1) and (2) of the preceding sentence shall be subject to the prior written approval of Lender (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Borrower shall have the right to disclose in any filing required by applicable regulatory agencies or any other Governmental Authority any information required by such regulatory agency or other Governmental Authority upon reasonable prompt written notice to Lender.

Section 10.18.     Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.
(a)    Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any Security Instrument shall constitute an Event of Default under each of the other Security Instruments which secure the Notes; (ii) an Event of Default under any Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Notes as if a single blanket lien were placed on all of the Properties as security for the Notes; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of all or any of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
Section 10.19.     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20.     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21.     Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein other than as a result of the gross negligence or willful misconduct of Lender. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22.     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet dated August 23, 2017 between REIT and Lender, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23.     Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.
Section 10.24.     Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart that is executed by the party against whom enforcement of this Agreement is sought. Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing
Section 10.25.     Cumulative Rights. All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.
Section 10.26.     Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.
Section 10.27.     Consent of Holder. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified a within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.
Section 10.28.     Intentionally Omitted.
Section 10.29.     EU Bail-in Requirements. Notwithstanding anything to the contrary in any Loan Document or in any agreement, arrangement or understanding between Borrower and Lender, Borrower, Guarantor, any Affiliated Manager, and Lender acknowledge and accept that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effect of any Bail-In Action in relation to any such liability, including, if applicable:
(i)    a reduction, in full or in part, or cancellation of any such liability;
(ii)    a conversion of all, or part of, any such liability into shares, other securities or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 10.30.     Contributions and Waivers.
(a)    As a result of the transactions contemplated by this Agreement, each Individual Borrower will benefit, directly and indirectly, from each other Individual Borrower’s obligation to pay the Debt and perform its Obligations and, in consideration therefor, each Individual Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 10.30 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Individual Borrowers in the event any payment is made by any Individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 10.30, includes any exercise of recourse by Lender against any collateral of any Individual Borrower and application of proceeds of such collateral in satisfaction of such Individual Borrower’s obligations to Lender under the Loan Documents).
(b)    Each Individual Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.
(c)    In order to provide for a fair and equitable contribution among Individual Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Individual Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 10.30.
(d)    For purposes hereof, the “Benefit Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Individual Borrower and its Affiliates from extensions of credit made by Lender to (a) such Individual Borrower and (b) to the other Individual Borrowers hereunder and the Loan Documents to the extent such other Individual Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Individual Borrower to Lender.
(e)    Each Individual Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Individual Borrower to the total amount of the Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Individual Borrower over the total liabilities of such Individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
(f)    In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Individual Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.30 above, that Individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Individual Borrowers in accordance with the provisions of this Section.
(g)    Each Individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of the Individual Borrower to which such Reimbursement Contribution is owing.
(h)    No Reimbursement Contribution payments payable by an Individual Borrower pursuant to the terms of this Section 10.30 shall be paid until all amounts then due and payable by all Individual Borrowers to Lender pursuant to the terms of the Loan Documents are paid in full. Nothing contained in this Section 10.30 shall limit or affect in any way the Obligations of any Individual Borrower to Lender under the Notes or any other Loan Documents.
(i)    Each Individual Borrower waives (to the extent not prohibited by applicable law):
(i)    any right to require Lender to proceed against any other Individual Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Individual Borrower;
(ii)    any defense based upon the statute of limitations with respect to any other Individual Borrower;
(iii)    so long as the Loan is outstanding, any defense based upon any legal disability or other defense of any other Individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Notes, this Agreement and any of the other Loan Documents;
(iv)    any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Individual Borrower or any principal of any other Individual Borrower or any defect in the formation of any other Individual Borrower or any principal of any other Borrower;
(v)    any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Individual Borrower; and
(vi)    any defense or benefit based upon such Individual Borrower’s resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Individual Borrower or any such party.
(j)    Each Individual Borrower waives:
(i)    all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such

Individual Borrower’s rights of subrogation and reimbursement against any other Individual Borrower;
(ii)    all rights and defenses that such Individual Borrower may have because any of the Debt is secured by real property such that: (i) Lender may collect from such Individual Borrower without first foreclosing on any real property or personal property pledged by any other Individual Borrower, (ii) if Lender forecloses on any real property pledged by any other Individual Borrower, (a) the amount of the Debt may be reduced only by the price for which such real property collateral is sold at the foreclosure sale, even if the real property collateral is worth more than the sale price, (b) Lender may collect from such Individual Borrower even if any other Individual Borrower, by foreclosing on the real property collateral, has destroyed any right such Individual Borrower may have to collect from any other Individual Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Individual Borrower may have because any of the Debt is secured by real property; and
(iii)    any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower that arises from the existence or performance of any obligations under the Notes, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
Section 10.31.     Co-Lenders.
(a)    Borrower and Lender each hereby acknowledge and agree that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, (i) all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to request such consent and approval from Column (or the Servicer, if applicable) only and not the other Lender, (ii) and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to Column, in which case, upon the delivery of same, shall be deemed to have been delivered to each Co-Lender, and Column shall be responsible for the distribution of such deliveries to the Co-Lender, and (iii) any consent or waiver from Column (or the Servicer, if applicable) only and not the other Lender shall be effective for all Co-Lenders.
(b)    Each Co-Lender agrees that, prior to the Securitization of the entire Loan, (i) any Letter of Credit delivered to Lender in accordance with the terms of this Agreement shall name Column as the sole beneficiary thereunder for the benefit of the Co-Lenders, and (ii) each Co-Lender authorizes Column to, and Column hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event Column draws upon any such Letter of Credit, each Co-Lender authorizes Column to, and Column hereby agrees to, deposit the proceeds into the Cash Management

Account or into the applicable Reserve Account in the manner set forth herein. Upon the Securitization of the entire Loan, each Co-Lender authorizes Column to, and Column hereby agrees to, assign to the controlling Trustee or Servicer on its behalf) all of Column’s right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in Column’s possession, whereupon without any further action by any of the Co-Lenders Column shall be released from any and all liability relating in any way to such Letter(s) of Credit.
(c)    (i) The liabilities of Lender shall be several and not joint, and (ii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share. Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
ARC GEGRDMI001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC GSIFLMN001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory
ARC MKMDNNJ001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

[Signatures Continue on Following Page.]

ARC SZPTNNJ001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC CSVBTMI001, LLC, a Delaware limited liability company, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARG FEMRGWV001, LLC, a Delaware limited liability company, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

[Signatures Continue on Following Page.]

Loan Agreement

ARC NNMFBTN001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC FEBHMNY001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC LPSBDIN001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

[Signatures Continue on Following Page.]

Loan Agreement

ARC PNSCRPA001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC CJHSNTX002, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

ARC CJHSNTX001, LLC, a Delaware limited liability company

By    Global Net Lease Operating Partnership, L.P.
Its sole member

By:    Global Net Lease, Inc.
Its general partner

By: /s/ Jesse Galloway
Name: Jesse Galloway
Title: Authorized Signatory

[Signatures Continue on Following Page.]

LENDER:
COLUMN FINANCIAL, INC.,
a Delaware corporation

By:	/s/ David Tlusty Name: David Tlusty Title: Authorized Signatory

CITI REAL ESTATE FUNDING INC., a New York corporation

By:	/s/ Ana Rosu Marmann Name: Ana Rosu Marmann Title: Authorized Signatory

SCHEDULE I
Borrowers

1.	ARC GEGRDMI001, LLC, a Delaware limited liability company

2.	ARC GSIFLMN001, LLC, a Delaware limited liability company

3.	ARC MKMDNNJ001, LLC, a Delaware limited liability company

4.	ARC SZPTNNJ001, LLC, a Delaware limited liability company

5.	ARC CSVBTMI001, LLC, a Delaware limited liability company

6.	ARG FEMRGWV001, LLC, a Delaware limited liability company

7.	ARC NNMFBTN001, LLC, a Delaware limited liability company

8.	ARC FEBHMNY001, LLC, a Delaware limited liability company

9.	ARC LPSBDIN001, LLC, a Delaware limited liability company

10.	ARC PNSCRPA001, LLC, a Delaware limited liability company

11.	ARC CJHSNTX002, LLC, a Delaware limited liability company

12.	ARC CJHSNTX001, LLC, a Delaware limited liability company

SCH. I-1

SCHEDULE II
Rent Roll

SCH. II-1

SCHEDULE III
Organizational Structure
(Attached)

SCH. III-1

SCHEDULE IV
Approved Property Managers

•	CBRE, Inc. and its subsidiaries and affiliates (including CBRE of Virginia, Inc.
Global Net Lease Properties, LLC

SCH. IV-1

SCHEDULE V
Properties

Property	Location
1. Lippert Components Manufacturing, Inc.	1902 West Sample Street, South Bend, IN
2. GE Aviation Systems, LLC	3290 Patterson Ave, Grand Rapids, MI
3. Contellium Automotive USA, LLC	6311 Schooner Drive, Van Buren Township, MI
4. United States of America	312 Highway 11 East, International Falls, MN
5. Intervet Inc.	2 Giralda Farms, Madison, NJ
6. Sandoz, Inc.	100 College Road West, Princeton, NJ
7. FedEx Ground Package System, Inc. (NY)	100 Orville Drive, Bohemia, NY
8. PNC Bank N.A.	201 Penn Avenue, Scranton, PA
9. Nissan North America Inc.	4500 Singer Road, Murfreesboro, TN
10. C&J Energy Services (Office)	3990 Rogerdale, Houston, TX
11. FedEx Ground Package Systems, Inc. (WV)	163 Pittman Road, Morgantown, WV
12. C&J Energy Services (Lab)	10771 Westpark Drive, Houston, TX

SCH. V-1

SCHEDULE VI
Reserved

SCH. VI-1

SCHEDULE VII
Allocated Loan Amounts

Property	Allocated Loan Amount
1. GE Aviation Systems	$24,050,000
2. United States of America	$7,095,000
3. Intervet Inc.	$26,950,000
4. Nissan North America Inc.	$17,030,000
5. FedEx Ground Package System, Inc. (NY)	$19,375,000
6. Lippert Components Manufacturing, Inc.	$9,040,000
7. Sandoz, Inc.	$34,880,000
8. PNC Bank N.A.	$4,940,000
9. Constellium Automotive USA LLC	$15,300,000
10. FedEx Ground Package Systems, Inc. (WV)	$7,990,000
11. C&J Energy Services I & II	$20,350,000

SCH. VII-1

SCHEDULE VIII
Reserved

SCH. VIII-1

SCHEDULE IX
Unfunded Obligations
None.

SCH. IX-1

SCHEDULE X
COLLECTIVE BARGAINING AGREEMENTS
None.

SCH. X-1

SCHEDULE XI
Property Condition Reports and Environmental Reports

PROPERTY CONDITION REPORTS

1.	C&J Energy Services, 3990 Rogerdale Road, Houston, Texas 77042: Property Condition Report, dated as of August 8, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3835.

2.	Constellium Automotive USA, 6331 Schooner Drive, Van Buren Township, Michigan: Property Condition Report, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3836.

3.	FedEx Ground – Bohemia, 100 Orville Drive, Bohemia, NU 11716: Property Condition Report, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3837.

4.	FedEx, 163 Pittman Road, Morgantown, West Virginia 26501: Property Condition Report, dated as of August 9, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3838.

5.	GE Aviation, 3290 Patterson Avenue SE, Grand Rapids, MI 49512: Property Condition Report, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3839.

6.	GSA-CBP, 312 Highway 11 East, International Falls, Minnesota 56649: Property Condition Report, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3840.

7.	Lippert Components, 1902 West Sample Street, South Bend, Indiana 46619: Property Condition Report, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3841.

8.	Merck & Co., 2 Giralda Farms, Madison NJ 07940: Property Condition Report, dated as of August 16, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3842.

9.	Nissan Distribution Facility, 4500 Singer Road, Murfreesboro, Tennessee 37129: Property Condition Report, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3843.

10.	PNC – Scranton, 201 Penn Avenue, Scranton, Pennsylvania 18503: Property Condition Report, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3844.

11.	Sandoz, 100 College Rd. West, Princeton, NJ 08540: Property Condition Report, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3845.

SCH. XI-1

12.
C&J Energy Services – Lab Houston, TX, 10771 Westpark Drive, Houston, Texas 770042: Property Condition Report, dated as of September 28, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-4807.

ENVIRONMENTAL REPORTS

1.	C&J Energy Services, 3990 Rogerdale Road, Houston, Texas 77042: Phase I Environmental Site Assessment, dated as of August 8, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3835.

2.
Constellium Automotive USA, 6331 Schooner Drive, Van Buren Township, Michigan: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3836.

3.	FedEx Ground – Bohemia, 100 Orville Drive, Bohemia, NU 11716: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3837.

4.	FedEx, 163 Pittman Road, Morgantown, West Virginia 26501: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3838.

5.	GE Aviation, 3290 Patterson Avenue SE, Grand Rapids, MI 49512: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3839.

6.
GSA-CBP, 312 Highway 11 East, International Falls, Minnesota 56649: Phase I Environmental Site Assessment, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3840.

7.
Lippert Components, 1902 West Sample Street, South Bend, Indiana 46619: Phase I Environmental Site Assessment, dated as of August 3, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3841.

8.	Merck & Co., 2 Giralda Farms, Madison NJ 07940: Phase I Environmental Site Assessment, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3842.

9.
Nissan Distribution Facility, 4500 Singer Road, Murfreesboro, Tennessee 37129: Phase I Environmental Site Assessment, dated as of August 11, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3843.

10.	PNC – Scranton, 201 Penn Avenue, Scranton, Pennsylvania 18503: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3844.

SCH. XI-2

11.	Sandoz, 100 College Rd. West, Princeton, NJ 08540: Phase I Environmental Site Assessment, dated as of August 10, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-3845.

12.
C&J Energy Services – Lab Houston, TX, 10771 Westpark Drive, Houston, Texas 770042: Phase I Environmental Site Assessment, dated as of September 27, 2017, prepared by Nova Consulting Group, Inc., NOVA Project # R17-4807.

SCH. XI-3

SCHEDULE XII
Required Repairs Deadlines for Completion

SCH. XII-1

SCHEDULE XIII
O&M Programs

1.
Nissan, 4500 Singer Road, Murfreesboro, TN 37129:  Operations and Maintenance Plan for Asbestos-Containing Materials, dated as of October 5, 2017, prepared by NOVA Consulting Group, Inc., NOVA Project No. R17-3843.

2.
PNC, 201 Penn Avenue, Scranton, PA 18503: Operations and Maintenance Plan for Asbestos-Containing Materials, dated as of September 12, 2017, prepared by NOVA Consulting Group, Inc., NOVA Project No. R17-3844.

3.
GE Aviation, 3290 Patterson Avenue SE, Grand Rapids, MI 49512: Operations and Maintenance Plan for Asbestos-Containing Materials, dated as of October 5, 2017, prepared by NOVA Consulting Group, Inc., NOVA Project No. R17-3839.

4.
Merck & Co., 2 Giralda Farms, Madison, NJ 07940: Operations and Maintenance Plan for Asbestos-Containing Materials, dated as of October 5, 2017, prepared by NOVA Consulting Group, Inc., NOVA Project No. R17-3842.

5.
FedEx Ground – Bohemia, 100 Orville Drive, Bohemia, NY 11716: Operations and Maintenance Plan for Asbestos-Containing Materials, dated as of September 12, 2017, prepared by NOVA Consulting Group, Inc., NOVA Project No. R17-3837.

SCH. XIII-1

SCHEDULE XIV
Notes

1.	Promissory Note A-1-A, executed by Borrower payable to the order of Column, in the original principal amount of $73,000,000.

2.	Promissory Note A-1-B, executed by Borrower payable to the order of Citi, in the original principal amount of $25,250,000.

3.	Promissory Note A-2-A, executed by Borrower payable to the order of Column, in the original principal amount of $63,500,000.

4.	Promissory Note A-2-B, executed by Borrower payable to the order of Citi, in the original principal amount of $25,250,000.

SCH. XIV-1

SCHEDULE XV

(RATABLE SHARES)

Co-Lender:                                    Ratable Share:

Column                                        73%

Citi                                            27%

SCH. XV-1

SCHEDULE XVI

SUBLEASES

1.
PNC Bank, 201 Penn Ave, Scranton PA (the “PNC Scranton Property”) - To Borrower’s knowledge, based on information provided by PNC Bank National Association, the following subleases are in effect at the PNC Scranton Property:

(a)That certain Lease Agreement, dated September 17, 2004, as amended by that certain Amendment to Lease Agreement, dated September ___, 2009, effective September 27, 2009, as further amended by that certain Second Amendment to Lease Agreement, dated October 31, 2013, by and between PNC Bank National Association, as lessor, and Elliott Greenleaf & Siedzikowski, P.C., as lessee;

(b)That certain Lease Agreement, dated May 24, 2005, as amended by that certain Amendment to Lease Agreement, dated April 16, 2012, by and between PNC Bank National Association, as lessor, and Weber Gallagher Simpson Stapleton Fires & Newby LLP, as lessee

(c)That certain Lease Agreement, dated July 26, 2011, by and between PNC Bank National Association, as lessor, and Saunders Law LLC, as lessee

(d)That certain Lease dated August 20, 1996, as amended by that certain First Lease Amendment Agreement dated November 21, 2001, as amended by that certain Second Lease Amendment Agreement dated September 20, 2004, as amended by that certain Third Lease Amendment Agreement dated March 1, 2005, as amended by that certain Fourth Lease Amendment Agreement dated October 27, 2005, as amended by that certain Fifth Lease Amendment Agreement dated February 27, 2006, as amended by that certain Sixth Lease Amendment Agreement dated September 6, 2006, as amended by that certain Seventh Lease Amendment Agreement dated January 25, 2007, as further amended by that certain Eighth Lease Amendment Agreement dated January 10, 2012, effective January 1, 2012, by and between PNC Bank National Association as lessor, and Scranton Family Office, as Lessee

(e)That certain Sublease Agreement dated August 17, 2016, by and between PNC Bank National Association, as sublessor and VDV Enterprises, Inc., as sublessee.

2.	C&J Energy Services, Inc. – 3990 Rogerdale Road, Houston, TX

(a)That certain Operation Agreement, entered into as of June 4, 2014, by and between C&J Energy Services, Inc., as landlord, and SUBROC, LLC, as Operator.

SCH. XVI-1

3.	Lippert Components Manufacturing, Inc. – 1902 West Sample Street, South Bend, IN

(a)That certain Sublease, made as of the 21st day of March, 2014, as amended by that First Amendment to Sublease, made as of the 13th day of May, 2014, by and between Lippert Components Manufacturing, Inc., as Sublessor, and National Distribution Centers, LLC, as Sublessee.

4.	Nissan North America, Inc. – 4500 Signer Road, Murfreesboro, TN

(a)That certain Sublease Agreement, made as of the 17th day of May, 2017, as amended by that certain Amendment to Sublease Agreement, made as of the 26th day of June, 2017, between Nissan North America, Inc., as Sublessor, and Logistics Insight Corp., as Sublessee.

SCH. XVI-2

EXHIBIT A

Form of Tenant Direction Letter

TENANT DIRECTION LETTER

_______________, 20__

[Addressee]

Re:	Payment Direction Letter for [INSERT APPLICABLE PROPERTY] (the “Property”)

Dear ______:
[INSERT APPLICABLE BORROWER] (“Borrower”), the owner of the Property, has mortgaged the Property to Column Financial, Inc. and Citi Real Estate Funding Inc., collectively, as lender (“Lender”) and entered into a Loan Agreement, dated as of October [__], 2017, pursuant to which Lender made a loan to Borrower, and has agreed that all rents due for the Property will be paid directly to a bank selected by Borrower and approved by Lender. Therefore, from and after the date hereof, all rent to be paid by you under the Lease between Borrower and you (the “Lease”) should be sent directly to the following address:
[BANK’S ADDRESS]
_____________________________
_____________________________
or by wire transfer to:/
Bank:
ABA No.:
Account No.:
Account Name:    ___________

All checks should be made out to “_________________________________”.
These payment instructions cannot be withdrawn or modified without the prior written consent of Lender, or pursuant to a joint written instruction from Borrower and Lender. Until you receive written instructions from Lender, continue to send all rent payments due under the Lease to _________________. All rent payments must be delivered to _________________ no later than the day on which such amounts are due under the Lease.

EX. A-1

If you have any questions concerning this letter, please contact Michael Ead of Borrower at mead@ar-global.com or N. Dante LaRocca and Sarah Nelson of Lender at dante.larocca@credit-suisse.com and sarah.nelson@credit-suisse.com. We appreciate your cooperation in this matter.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title:

EX. A-2

EXHIBIT B
Planned Development Site at 1902 West Sample Street, South Bend, Indiana

See attached.

EX. A-1

EX. A-1